                                                                     Exhibit 99s

                ================================================================

                 COMPLETE APPRAISAL
                 OF REAL PROPERTY

                 Electro Partes de Matamoros, S.A. de C.V.
                 An Industrial Manufacturing/Warehouse Facility
                 General Lauro Villar KM4, Number 700H; and
                 A Warehouse Facility
                 79 Tamaulipas Avenue
                 Matamoros, Tamaulipas, Mexico


                 C & W Appraisal File No. 99-9021
                ================================================================

                 IN A COMPLETE FORMAT

                 As of January 25, 1999


                 Prepared For:

                 Zenith Electronics Corporation
                 Attention: Ms. Beverly Wyckoff
                 1000 Milwaukee Avenue
                 Glenview, Illinois  60025

                 Prepared By:

                 Cushman & Wakefield of Arizona, Inc.
                 Valuation & Consulting Services
                 Suite 300
                 1850 North Central Avenue
                 Phoenix, Arizona 85004-4590

February 4, 1999


Zenith Electronics Corporation
Attention:  Ms. Beverly Wyckoff
1000 Milwaukee Avenue
Glenview, Illinois  60025

Re:  Complete Appraisal of Real Property
     Electro Partes de Matamoros, S.A. de C.V.
     An Industrial Manufacturing Facility
     General Lauro Villar KM4, Number 700H; and
     79 Tamaulipas Avenue
     Matamoros, Tamaulipas, Mexico

Dear Ms. Wyckoff:

     In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Arizona, Inc., is pleased to transmit our report estimating the market value of the fee simple interest in the subject property as is.

     As specified in the Letter of Engagement, the value opinion reported is qualified by certain assumptions, limiting conditions, certifications and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     This report was prepared for the client, and it is intended only for the specified use of the client. It may not be distributed to, or relied upon by, other persons or entities without written permission of Cushman & Wakefield of Arizona, Inc.

     The subject consists of two non-contiguous industrial facilities occupied by a single tenant. The manufacturing building encompasses 196,442 square feet and situated on two building parcels assembled to form one building site totaling approximately 8.51 acres. A subsidiary of Zenith for the manufacturing and warehousing of television parts utilize the facility. The improvements were constructed between approximately 1971 and 1973 and are in average condition, with no major deferred maintenance noted. The second facility is a 55,000 square foot warehouse facility partially used for storage. The building is in a dilapidated condition and has extensive physical deterioration, numerous items of functional obsolescence and deferred maintenance. Further, the underlying municipal site restrictions have been modified to permit retail/residential land uses and restricts future industrial development. This facility is not considered to provide any value enhancement to the underlying land value.

Ms. Wyckoff
February 4, 1999
Page 2

     Adrian Slater inspected the subject property and assisted in the preparation of the report. Michael L. Miller, MAI inspected only the manufacturing building and prepared the report. As a result of our analysis, we have formed an opinion that the market value of the fee simple estate in the manufacturing facility, subject to the assumptions, limiting conditions, certifications and definitions, as of January 25, 1999, is:

               THREE MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS
                                   $3,450,000

     Further, as a result of our analysis, we have formed an opinion that the market value of the fee simple estate in the warehouse facility, subject to the assumptions, limiting conditions, certifications and definitions, as of January 25, 1999, is:

                      FIVE HUNDRED TWENTY THOUSAND DOLLARS
                                    $520,000

     Since the land on which the warehouse is situated and the manufacturing building can be sold in conjunction and/or separately, there is no need for discounting or deductions when considering the market value combined. Thus, the market value of the fee simple estate in both properties, as of January 25, 1999, is:

              THREE MILLION NINE HUNDRED SEVENTY THOUSAND DOLLARS
                                   $3,970,000

     This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addendum.


Respectfully submitted,

CUSHMAN & WAKEFIELD OF ARIZONA, INC.


Michael L. Miller, MAI                     Adrian Slater
Director                                   Associate Director
Valuation Advisory Services                Cushman & Wakefield/GCI

                     SUMMARY OF SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------
Property Name:                  Electro Partes de Matamoros, S.A. de C.V.

Location:                       Matamoros, Tamaulipas, Mexico
   Manufacturing Facility:      General Lauro Villar KM4, Number 700H,
   Warehouse Facility:          79 Tamaulipas Avenue

Interest Appraised:             Fee simple estate

Date of Value:                  January 25, 1999

Date of Inspection:             January 25, 1999

Ownership:                      Zenith

Land Area:
   Manufacturing Facility:      8.51 acres, or 370,543 square feet
   Warehouse Facility:          3.99 acres, or 370,543 square feet

Zoning:                         Industrial (assembly non-contaminants)

Highest and Best Use
   Manufacturing Facility
    If Vacant:                  Industrial development
    As Improved:                Continued single-tenant industrial use
   Warehouse Facility
    If Vacant:                  Commercial development
    As Improved:                Demolish the existing structure to accommodate
                                new commercial  and residential demand

Manufacturing Improvements
   Type:                        Single-tenant industrial manufacturing/
                                warehouse building and related site improvements
   Year Built:                  1971 to 1973
   Type of Construction:        Masonry block with prefabricated roof system
   Gross Building Area:         196,442 square feet
   Condition:                   Average

Warehouse Improvements
   Type:                        Single-tenant warehouse building in poor
                                condition
   Year Built:                  1971
   Type of Construction:        Masonry block with prefabricated roof system
   Gross Building Area:         55,000 square feet
   Condition:                   Poor

                               Summary of Salient Facts and Conclusions
-----------------------------------------------------------------------------

Value Indicators
   Manufacturing Facility
     Cost Approach:                        $4,080,000
       Land Value:                         $  430,000
     Sales Comparison Approach:            $3,340,000
     Income Approach:                      $3,590,000
   Value Conclusion                        $3,450,000

   Warehouse Facility
     Cost Approach:                        $  520,000
       Land Value:                         $  520,000
     Sales Comparison Approach:            N/A
     Income Approach:                      N/A
   Value Conclusion                        $  520,000

   Aggregate Value (both facilities):      $3,970,000

Estimated Marketing Time:                   12 months

Special Limiting Conditions:

     1) The appraiser conducted an appraisal on the subject in May of 1998. At that time, a market value estimate of $4,130,000 and a liquidation value of $3,540,000. The market value considered a 12 to 18 month marketing period, while liquidation value considered only a six-month marketing period. However, since that appraisal was conducted, a number of factors support a decline in the market value:

     A) A 25.0 percent decline in the value of the peso has occurred since the previous date of appraisal. This directly affects the value of real estate in Mexico.

     B) The world capital markets contracted substantially in October and November 1998. Although the capital markets are recovering, the contraction has still limited the number of potential purchasers (particularly REITs), increased the cost of loans (even though the prime interest rate has decreased) and made secondary markets, like Matamoros, less desirable for real estate financing. Bob Burnand with Cushman & Wakefield's Financial Services Group indicated that real estate prices still remain 10 to 15 percent below those levels immediately prior to October 1998.

     2) The appraiser did not consider the warehouse facility in the previous analysis.

                                                           TABLE OF CONTENTS
-------------------------------------------------------------------------------

                                                                        Page

SUMMARY OF SALIENT FACTS AND CONCLUSIONS
INTRODUCTION............................................................   1
   Identification of Property...........................................   1
   Property Ownership and Recent History................................   1
   Purpose and Function of the Appraisal................................   1
   Scope of the Appraisal...............................................   1
   Date of Value and Property Inspection................................   2
   Property Rights Appraised............................................   2
   Definitions of Value, Interest Appraised, and Other Pertinent Terms..   2
   Legal Description....................................................   3
   Personal Property....................................................   4
   Reporting Guidelines.................................................   4
   Marketing Time.......................................................   4

REGIONAL ANALYSIS.......................................................   5
MAQUILADORA ANALYSIS....................................................  12
MAQUILADORA INDUSTRY....................................................  20
INDUSTRIAL MARKET ANALYSIS..............................................  22
NEIGHBORHOOD ANALYSIS...................................................  29

PROPERTY DESCRIPTION....................................................  31
      Site Description..................................................  31
      Improvements Description..........................................  33

ZONING..................................................................  37
REAL ESTATE ASSESSMENTS AND TAXES.......................................  38

HIGHEST AND BEST USE....................................................  38
VALUATION METHODOLOGY...................................................  45

COST APPROACH...........................................................  46
SALES COMPARISON APPROACH...............................................  57
INCOME APPROACH.........................................................  65

RECONCILIATION AND FINAL VALUE ESTIMATE.................................  70
ASSUMPTIONS AND LIMITING CONDITIONS.....................................  72
CERTIFICATION OF APPRAISAL..............................................  74

ADDENDA.................................................................  75
Subject Photographs
Legal Description
Location Map
Qualifications of Appraiser

                                                             INTRODUCTION
-------------------------------------------------------------------------------

Identification of Property

     The subject property is known as the Electro Partes de Matamoros, S.A. de C.V., a subsidiary of Zenith, which manufactures and warehouses computer parts. There are two facilities under consideration.

     1) An industrial manufacturing/warehouse building totaling 196,442 square feet of gross building area. The site consists of two parcels of land assembled to form one building site that encompasses 8.51 acres of land. The physical address is General Lauro Villar KM4, Number 700H, in the city of Matamoros, state of Tamaulipas, Mexico.

     2) An industrial warehouse building totaling 55,000 square feet of gross building area. The site consists of one commercial building site that encompasses 3.99 acres of land. The physical address is 79 Tamaulipas Avenue, in the city of Matamoros, state of Tamaulipas, Mexico.

     Both, noncontiguous subject facilities are situated on major arterials adjacent east to the central business district of the city of Matamoros.

Property Ownership and Recent History

     Both subject sites were acquired by the current owners in approximately 1971 and subsequently constructed the building improvements between 1971 and 1973. The manufacturing facility has undergone minor interior remodeling as demands on manufacturing have changed. It is well maintained and functional for manufacturing uses. However, the warehouse facility is in a dilapidated condition and has extensive physical deterioration, numerous items of functional obsolescence and deferred maintenance. Further, the underlying municipal site restrictions have been modified to permit retail/residential land uses and restricts future industrial development.

     In May 1998, the two subject properties were marketed for sale by Insignia/Binswanger. The manufacturing facility was marketed at a price similar to the appraised value. The warehouse facility was marketed at $700,000. The only reported offer for the subject facilities was one for approximately $3,500,000, with the buyer desiring ownership in both properties at that price. No prior sales, listings, or offers are known to have occurred in the last three years.

Purpose and Function of the Appraisal

     The purpose of the appraisal is to provide an estimate of the market value of the fee simple interest in the subject property as is. At the request of the client, we have estimated the liquidation value of the subject property. This assumes a six month sale period, which is less than the estimated marketing period if sold at the market value previously noted. It is our understanding the appraisal will be utilized to assist in making management decisions relative to financing.

Scope of the Appraisal

     In the process of preparing this appraisal, we:

 .    Inspected the building and site improvements with the production manager.

--------------------------------------------------------------------------------
                                      -1-

                                                                    Introduction
--------------------------------------------------------------------------------

 . Drove every major street in the community and inspected all large commercial, industrial and office facilities and all industrial parks within the community.

 . Conducted market research and analysis regarding the socio-economic makeup of the country and the specific community where the subject is located.

 . Prepared specific interviews and reviewed business and industrial overviews prepared by Cushman & Wakefield of Mexico, Northern Mexico's regional economic centers, real estate brokers, and developers in order to prepare a comprehensive overview of the maquiladora market.

 . Conducted market research and analysis of occupancies, asking rents, concessions, and operating expenses at competing properties. This included phone conversation with industrial park managers, the individual maquiladora production managers, area real estate brokers in the U.S. and throughout Mexico. Further, we reviewed publications put out by the State, the local economic development council and the U.S. sister city.

 . Conducted market inquiries into recent sales of similar properties to ascertain sales prices per square foot and capitalization rates. This included reviewing all potential commercial and industrial transactions in the community, a regional search in the City, State and a national search of potential leases and sales.

 . Reviewed specific construction costs of projects recently completed, under construction and proposed in order to substantiate a replacement cost estimate. A land value estimate through a comparison of recent land sales was conducted and after depreciation, used to derive a value via the Cost Approach for the manufacturing facility. In the case of the warehouse facility, only the value of the underlying site was considered.

 . The improved sales were used to derive a value estimate for the manufacturing facility via the Sales Comparison Approach.

 . A number of contracted leases and available buildings for leased were research. The best comparables were used to estimate a market rent. This rent was reduced by applicable expenses to derive a net income estimate. We then capitalized this net income into a value estimate for the manufacturing facility via the Income Approach.

 . The three approaches to value are then reconciled into a single value estimate.

Date of Value and Property Inspection

   The date of value is January 25, 1999, the same as the date of inspection.

Property Rights Appraised

   Fee simple estate and liquidation value based on a six month marketing period.

Definition of Market Value

   The definition of market value taken from the Uniform Standards of Professional Appraisal Practice, 1994 Edition, published by The Appraisal Foundation, is as follows:

   The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

--------------------------------------------------------------------------------
                                      -2-

                                                               Introduction
-------------------------------------------------------------------------------

   (1) Buyer and seller are typically motivated;
   (2) Both parties are well informed or well advised, and acting in what they consider their own best interests;
   (3) A reasonable time is allowed for exposure in the open market;
   (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
   (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

     Exposure Time

     Under paragraph 3 of the Definition of Market Value, the value estimate presumes that a reasonable time is allowed for exposure in the open market. Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

     The following definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by The American Institute of Real Estate Appraisers (now known as The Appraisal Institute), are as follows:

     Fee Simple Estate

     Absolute ownership unencumbered by other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat.

     Market Rent

     The rental income that a property would most probably command in the open market; indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

     Cash Equivalent

     A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

     Market Value As Is on Appraisal Date

     The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

Legal Description

     A legal description is found the Addenda.

--------------------------------------------------------------------------------

                                                              Introduction
-------------------------------------------------------------------------------

Personal Property

     There is no noted personal property associated with the operations of the subject property that would require value consideration in the analysis of the real estate.

Reporting Guidelines

     Throughout this report, all figures will be reported in United States (US) dollars, unless specifically specified as pesos. All sizes will also be reported in square footage or in acres.

Marketing Time

     Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. (Marketing time is subsequent to the effective date of the appraisal, while the previously note exposure time is presumed to precede the effective date of the appraisal.)

     The estimate of marketing time uses some of the same data analyzed in the process of estimating the reasonable exposure time, and it is not intended to be a prediction of a date of sale.

     Our estimate of an appropriate marketing time for the subject relates to a sale of the property in its as-is condition. Based on our assessment of the local real estate market and economic forces in general coupled with discussions with local and regional brokers and buyers/sellers of industrial projects similar to the subject, we have concluded that the probable marketing period for the subject property in today's environment would 12 months.

--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

     Since real estate is an immobile asset, economic trends affecting its locational quality in relation to other competing properties within its market area will also have a direct effect on its value as an investment. To accurately reflect such influences, it is necessary to examine the past and probable future trends that may affect the economic structure of the market area and evaluate the impact on the market potential of the subject.

Regional and Local Influences

     Mexico is a country struggling to modernize its infrastructure and reform its political system. Although changes have been made, the process has been slow. The joining of GATT known today as the World Trade Organization (WTO) in 1987 began the process of Mexico joining the free world. The signing of the North American Free Agreement (NAFTA) in 1994 set in motion the reduction of tariffs between Mexico and the United States. Since then Mexico has signed several free trade agreements in Central and South America. The involvement of other political parties besides the Partido Revolucionario Institucional (PRI) in the governing of Mexico has created greater participation by the people. However, problems persist in the southern states, such as Chiapas, where the indigenous people continue to demand a voice in the political process.

     Since the devaluation of the peso in 1994, Mexico has been attempting to create stability in the financial markets. Over the last 20 years Mexico has devalued its currency every six years. The massive $52 billion financial aid package the United States and the International Monetary Fund loaned Mexico in 1995 created greater restrictions on the country's federal reserve bank. Since then the pesos has floated freely. In order for Mexico to succeed, the corruption must be uprooted and the judicial system reformed. Nevertheless, Mexico's close proximity to the United States, its young, inexpensive labor force and natural resources creates a great opportunity in tourism and manufacturing that still have not been met.

Economy

     Latin American countries, especially those considered mature emerging markets, held a profitable position during 1997. The Wall Street Journal classified Latin America as the zone which generates the world's highest profits, with Mexico categorized as a mature emergent market. By the close of 1997, almost $12 billion in international investments occurred in all of Mexico, establishing the country as the third most popular country for foreign investment. The GNP grew by 7.3 percent versus the government's 5.2 percent projection. The inflation rate was 15.72 percent.

     Mexico is the largest Spanish speaking country in the world. With respect to land area, it is the third largest country in Latin America and the thirteenth largest in the world. The United States is Mexico's largest trade partner, and Mexico is the third largest trade partner of the United States after Canada and Japan. The approval of NAFTA in 1994 between Mexico, the United States and Canada created the largest and most lucrative trade zone in the world, with a market of more than 400 million consumers. As other Latin American countries continue to grow economically and are incorporated in free trade agreements with Mexico, the Mexican economy will incur the most benefits due to its central location and recent stabilized economy.

--------------------------------------------------------------------------------

                                                               Regional Analysis
--------------------------------------------------------------------------------

     The economy in 1996 and 1997 was presented with a slow but constant recuperation. At the beginning of 1995, a 30 percent devaluation of the peso/dollar exchange rate was projected. But due to strong economic indicators in the second part of the year, the peso stabilized and created a stimulating force for accelerated recuperation, surpassing many previous predictions surrounding the country's capacity for recovery. Further, in 1997, Mexico reduced its short term external debt.

     Mexico City remains as the most expensive city in the country. Conversely, the city possessed the largest number of industrial and commercial establishments, as well as representing approximately 30 percent of the average GNP. Moreover, according to the American Chamber of Commerce, most companies reported domestic sales volume increased during 1997, with almost one-third indicating net operating profits had increased by more than 30 percent.

     However, the real consumer buying capability has grown more slowly. Santander, a Spanish banking group, predicted a consumer growth of around 2.5 percent for the year's end, and a jump in sales of approximately 10 percent, in comparison to the previous year.

     After World War II, Mexico based its economic growth on a system of import-substituting industrialization. Barriers to imports protected domestic products from foreign competition. Although the economy grew at average annual rates of 6 percent in the 1950s and 1960s, the limits to the import substitution model were all too apparent by the 1982 crisis. With booming oil prices and foreign borrowing or deficit spending foreclosed, the De la Madrid government began to open one of the world's most closed economies to competition and to cut back the role of the state in economic activity.

     The next president, Carlos Salinas de Gotari (1988-94), stepped up the pace of this policy, privatizing many government industries and the banks, which had been nationalized in 1982 by De La Madrid's predecessor, Jose Lopez Portillo.

     On January 1, 1994, Mexico entered the North American Free Trade Agreement (NAFTA) with the U.S. and Canada, further reducing barriers to trade with Mexico for U.S. and Canadian companies and removing many restrictions of foreign investment.

     The transformation of the economy begun by the De la Madrid administration and accelerated during the Salinas six-year presidential term brought inflation down from 159.2 percent in 1987 to 7 percent in 1994 and produced an average annual growth rate of 3 percent between 1985 and 1994. Mexico, the darling of the international financial community, seemed poised to take full advantage of its recently granted membership in the Organization for Economic Cooperation and Development (OECD).

     In 1994, a presidential election year, several social and political problems in Mexico shook investor confidence. Organized uprisings among indigenous groups in Chiapas, the assassination of the Institutional Revolutionary Party (Partido Revolucionario Institucional, PRI) presidential candidate Luis Donaldo Colosio and the murder of PRI Secretary General Jose Francisco Ruiz Massieu, all sent tremors through Mexican financial markets.

--------------------------------------------------------------------------------

                                                               Regional Analysis
--------------------------------------------------------------------------------

     A massive exodus of capital precipitated a balance of payments crisis. Without capital inflows, Mexico could no longer sustain a current account deficit the size of 1994's; about 8 percent of GDP. The country's reserve position left the government with no other option than to let the peso float. Fondo Bancario de Proteccion al Ahorro (FOBAPROA), the Mexican equivalent of the
U. S. FDIC, has since taken $43 billion in real estate properties as the result of the previous pesos devaluation and is now responsible for management and disposition.

     The harsh, painful adjustment sparked by the devaluation (on December 19, 1994 a dollar cost 3.4 pesos; at the end of 1995 it cost 7.7 pesos) and the economic policies required to forestall falling back into the vicious devaluation/inflation spirals of the past provoked the sharpest economic contraction since the Great Depression.

     The economy began to recover by late 1995, accelerated rapidly in 1996 with growth of over 5 percent for the year and declined to 4.5 percent for 1997. It is expected that this growth will end 1998 at 4.0 percent annual growth. In addition, exchange rate volatility has since eased and inflation has fallen from an annual rate of over 51.9 percent in the aftermath of the devaluation to 27.7 percent at the end of 1996. By May 1997 inflation fell below 1 percent per month for the first time since December 1994. Inflation ended 1997 at 16.0 percent and is estimated at 11.5 percent in 1998.

     The recovery was, however, unevenly distributed. On the external side improvement was immense. Besides overcoming the liquidity crunch, Mexico succeeded in shifting a large trade deficit of $6.4 billion in 1994 to a surplus of more than $6.4 billion in 1996. Mexico's access to international markets was restored in mid-1995 when the Mexican authorities took advantage of the opportunity to issue market debt in order to prepay the rescue package. By January 1997, the portion of the rescue package owed to the United States was repaid in full and $5 billion of the $12.4 billion owed to the IMF was pre-paid. Mexico was also able to build up foreign exchange reserves to pre-crisis levels, from $4 billion in January 1995 to $22 billion on July 18, 1997. The current account deficit also shrunk from over 7 percent of GDP in 1994 ($30 billion) to
0.4 percent in 1996 ($1.4 billion).

     As the United States' third largest trading partner, Mexico represents a thriving market for U.S. products. Not only does Mexico offer a large market for intermediate and capital goods produced in the U.S. and Canada, but it also offers a growing market for consumer goods.

     Intermediate goods, such as parts, supplies and raw materials used in manufacturing, account for 78.8 percent of imports, and capital goods, such as manufacturing equipment, account for 78.8 percent of imports, and capital goods, such as manufacturing equipment, account for another 13.4 percent. The fact that these two groups compose over 92 percent of Mexico's imports reflects the country's developing industrial base. Among the main importers of these goods are Mexico's manufacturing and maquiladora industries and the Mexican government.

     Although Mexico was hit by a severe economic crisis in 1995/96, its huge consumer market is beginning to show signs of strong recovery. Due to the introduction of free market

--------------------------------------------------------------------------------

                                                               Regional Analysis
--------------------------------------------------------------------------------

policies and the recent expansion of many well-known retail chains in Mexico, consumers are enjoying access to a wide variety of foreign goods and services.

Government Privatization

     From 1997 until 2000, most of Mexico's remaining public transportation will be privatized, including fifty-eight airports, nine ports, five rail concessions and a dozen municipal transit systems. The long-distance telecommunications market has already been opened to competition. In 1997, the government announced a $100 billion toll road modernization program, $15-20 billion of which will be invested before the year 2000 to modernize Mexico's transportation infrastructure. Mexico's government sustained IVA (Impuesto al Valor Agregado) at 15 percent and adjusted its budget for 1998 due to fluctuations of oil prices, because oil is Mexico's main export product.

     Mexico privatized billions of dollars in state-owned industries in the 1990's, and began a steady process of opening trade that culminated with the approval of NAFTA. However, continued progress on privatizations has been slow and cumbersome. A Mexican-US rail consortium, Transportacion Ferroviaria Mexicana (TFM), only recently took control of Mexico's most important railway line in a $1.4 billion deal that completed the country's most difficult sell-off. The long-awaited petrochemical privatization was watered down last year. The state-owned airports are next on the list to be sold.

     A $100 million investment was recently announced by the government for a railroad modernization program, with an estimated $15 to $20 billion to be invested before 2000 to modernize Mexico's transportation infrastructure.

Trends

     The government's new National Program of Financing for Development 1997-2000 (Programa Nacional de Financiamiento de Desarrollo, Pronafide) is the first multiyear plan and has broadened the range of policy goals to include targets for national savings, social welfare expenditures and educational attainment. It is designed to ensure GDP growth of 5.6 percent by the year 2000. To achieve this goal, the plan calls for raising the country's total savings rate (internal savings, external savings and depreciation rate) by more than four percentage points to 25.5 percent of GDP in 2000 from 20.9 percent in 1996.

     According to government and industry statistics, private consumption is in fact on the rebound, albeit at a meager rate--2 percent in the first quarter of the year. Overall consumption rose 4.5 percent in 1997.

     In preparation for increased demand, companies in 1999 will continue to expect to invest more. In 1997 alone, companies poured 44 percent more into physical plant improvements and expansion, acquisition of new businesses, real estate, research and development, and personnel training than they did in 1996. In 1997, respondents increased investment in these areas by an additional 32 percent.

Employment Projections

     Reflecting the trends in sectoral performance, manufacturing companies will experienced investment level increases at a slower pace in 1997 (44.5 percent) and 1998 (26.7 percent)

--------------------------------------------------------------------------------

                                                               Regional Analysis
--------------------------------------------------------------------------------

than in 1996 (57.4 percent). 1996 was one of the first years when the sector's strongest members first looked beyond the frail domestic market and focused their eyes on the lucrative export market. The bulk of investment in this sector will be seen in the expansion and construction of new physical plant and the acquisition of equipment.

     The services and retail sectors on the other hand saw 1997 as the "get-ready" year. Service-oriented companies geared up for greater business by investing an average of 56.1 percent more than in 1996. As could be expected, the vast majority of the sector's investment (72.4 percent) was in the training of its workforce to provide better-quality service.

     The retail sector, one of the most affected by the travails of the economic recession, is betting on slow but sure increased consumption levels between now and the end of the six-year presidential term, or sexenio, by investing more in new facilities and employee training. Survey respondents to the American Chamber of Commerce study indicated investment in the sector grew by an average of 31.3 percent in 1997 and an additional 24.9 percent in 1998. Fully half of respondents belonging to the sector indicated they are channel funds toward the construction of new facilities. Confirming this data, the country's retail trade association, the ANTAD, said its members invested a total of $2.95 billion in new and expanded stores over the last two years. An even greater number of respondents (69.2 percent), however, said they invested more to train their human resources--a sign that greater competition has forced retailers to provide not only better choices and prices, but also better service.

     Companies in all three sectors also supported their growth with new employees as well. Manufacturers and service companies increased their workforces by an average of 43 percent in 1997, and by 51 percent in 1998. Retailers hired 9.1 percent more workers in 1998 and 9.5 percent more in 1998. The government estimates that close to one million new jobs were created in 1998 alone. Overall, the employment outlook is extremely bright and should continue to grow above U.S. levels.

Infrastructure

     We have provided an overview of the transportation and utility infrastructure of the community in order to provide further insight into the economic viability of the country.

Airports

     Mexico boasts the most highly developed airport infrastructure in Latin America with 83 public airports, of which 53 are international. Mexico has 32 international agreements that permit reciprocal service to 12 countries throughout the Americas, 13 in Europe and seven in Asia. Deregulation in recent years warranted an increase in the number of carriers, route expansion, more competitive pricing and a growing number of passengers. Privatization of Mexico's 58 existing airports, in groups of two or three, began in the second quarter of 1997.

Ports

     Mexico has a total of 76 seaports and nine river ports. Of those, 22 ports are located in the country's major production and consumption centers, and handle the bulk of national and international activity. The remaining ports are dedicated to fishing and tourism. Port activity is highly concentrated in six ports: Salina Cruz, Lazaro Cardenas, Manzanillo on the Pacific Coast and Coatzacoalcos, Veracruz and Tampico/Altamira on the Gulf of Mexico. Total cargo traffic

--------------------------------------------------------------------------------

                                                               Regional Analysis
--------------------------------------------------------------------------------

through the port network increased 25.8 percent from 1996 to 1997, with significant increases in both imports and exports.

Highways

     Mexican highways are divided into toll roads and toll-free roads. About one third of the overall highway system is paved. Most of the paved roads are part of the federal highway system, which between 1989 and the end of this decade will have increased by over 70 percent. Toll highways are generally four lanes, modern and quite costly. In contrast, toll-free roads are usually two lanes and in poor condition. The government maintains the country's web of toll-free roads whereas the network of toll highways is operated by the Office of Federal Bridges and Roads (Caminos y Puentes Federales, Capufe) or by private concessionaires. Rural roads still represent an important element of regional and local transit.

Telephones

     Telmex, once a government-owned monopoly, was privatized in 1991 and is now the fastest-growing telephone company in the world. The concession granted to Telmex in 1990, defined the company's operating areas and set clear service targets. The concession permitted the new owner a near monopoly for six years, but competition for long distance services began in August 1996 and the bidding on local frequencies began in October 1997. The long distance telephone networks in Mexico are mostly fiber optic and totally digital. Local switching is also digital and is more widespread than in many developed countries.

Water

     The National Drinking Water and Sewage Program (Programa Nacional de Agua Potable y Alcantarillado), launched in 1990 by the National Water Commission Comision Nacional del Agua, CNA), achieved nearly 100-percent availability of potable water in medium-sized cities by 1992. It also increased the sewage treatment coverage by one third, reaching 90 percent in major cities and 80 percent in medium-sized cities. Nonetheless 16.4 percent of the Mexican population does not have access to potable water and 33.0 percent do not have adequate sewage.

     Water experts estimate that approximately $7 billion will be needed to complete and expand current water projects and to construct new wastewater collection and treatment systems. Since federal and local government budget allocations for water projects are insufficient, much of the funding will need to come from private sources of financing.

Demographics

     Presently, nearly 42 million of the 95 million Mexican citizens live in poverty, with the national minimum wage at $26.45 pesos per day (approximately $3.23 U.S.). Less than 20 percent of the population earns more than $5,125 pesos per month ($625 U.S. per month). Furthermore, the World Bank estimated that 42 percent of Mexico's economic population is employed in the informal sector.

     Approximately 56.8 percent of the Mexican population is under the age of 25 years, and six of every 10 citizens reside in cities. However, this trend is changing, as the growth rate of the four main Mexican cities decreased to 1.8 percent from the 2.0 percent national average. One of the biggest problems facing communities is adequately housing residents.

--------------------------------------------------------------------------------

                                                               Regional Analysis
--------------------------------------------------------------------------------

     Consorcio ARA, residential developers, reported Mexico's housing deficit was calculated at around six to eight million residences. In order to meet the basic demands of the rapidly growing population, the housing inventory will have to grow by roughly 777,000 units per year. During the past year, the metropolitan areas averaged 4.52 residents per unit, slightly below the national average of 4.65 residents per unit. Meanwhile, 86 percent of metropolitan housing stock has access to water, and 84 percent has access to sanitary services and drainage. However, nearly one million homes do not have electricity and/or potable water, although the percentage of homes with electricity rose from 58.9 percent to 93.2 percent between 1970 and 1995.

Schools/Education

     There are many private institutions that offer quality education from kindergarten to university. Many of them are bilingual, with the best institutions concentrated in the economic centers of Mexico City, Guadalajara and Monterrey.

Summary

     The common border of Mexico with the United States represents a unique locational perspective that in the long term will benefit both countries. Mexico is replacing many far east countries as a preferred manufacturing location, and for good reason. Labor costs are similar and transportation costs are reduced to North and South American countries. Additionally, the labor market is becoming well schooled, with recent developments consisting of state of the art facilities where skilled labor savings can also be found.

     Mexico is taking the appropriate steps to become a free market society that can effectively operate in a global economy. Society and government has reacted positively to these changes, thus Mexico should remain one of the fastest growing economies, with some of the highest profit potentials, of any country in the world.

     Near term forecasts project continued government and economic growth, at reasonable levels. Population forecasts slightly above 2.0 percent are expected, while growth in housing should substantially exceed this level due to current inadequate supply. Municipal services will continue to expand and the monetary system is expected to remain stable, with future inflation increases anticipated at five to eight percent annually. Further, foreign investment will remain at some of the highest levels of any country in the world.

--------------------------------------------------------------------------------

                                                            MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

   In this analysis, we will analyze the business of manufacturing within Mexico, then detail an overview of the industrial market within the community and the maquiladora market in specific. A maquiladora is defined as an in-bond light manufacturing facility located in Mexico. It is typically associated with a company's raw materials being transported to the maquiladora where the product is manufactured, then the finished product is shipped to the retailer or consumer.

Manufacturing In Mexico

   Mexican manufacturers generally range from small to medium-size companies. Of the country's almost 120,000 manufacturing companies, approximately 98 percent are micro, small or medium-size businesses, all with fewer than 250 employees. However, almost all materials used to manufacture chemical products, electrical and electronic components, textiles and footwear are imported from the U.S. Less than 2 percent of these materials are produced in Mexico.

   U.S. companies in Mexico purchase more raw materials from the U.S. than from Mexico, which means U.S. companies tend to have the inside track for supplying materials to their Mexican subsidiaries and other U.S. companies in Mexico. Buying criteria, such as terms of payment, quality standards and delivery time, are similar to U.S. standards. The top 10 states in terms of the number of medium and large manufacturing operations are:

            1. The State of Mexico
            2. The Federal District
            3. Nuevo Leon
            4. Baja California Norte
            5. Chihuahua
            6. Jalisco
            7. Guanajuato
            8. Coahuila
            9. Puebla
           10. Tamaulipas

The Maquiladora Industry

   Maquiladora plants are twin plants that utilize imported basic American products and convert them into the finished export merchandise ready for U.S. and international retailers. This allows American firms to compete with other foreign companies. The majority of the 300 maquiladora companies that in recent years have been establishing themselves in northern cities like Mexicali and Ciudad Juarez are export companies. In the Baja region of central Mexico, larger manufacturers rely on large developers like Hines and Group Accion to set up infrastructure and construction so exporting can go straight from Mexico to the desired country. In northeast Mexico, large developers like Finsa and a subsidiary of Security Capital (a real estate investment trust) form the bulk of new construction activity. They have just recently provided management of the business operations in addition to facility construction. Regardless of the location, these frontier communities did not previously have an established public information sector or private brokerage firm to provide companies with the various locational

--------------------------------------------------------------------------------

                                                            Maquiladora Analysis
--------------------------------------------------------------------------------

and business opportunities available to them. Thus, companies had to rely on specific economic districts and the industrial park land owners for information. Mexico's maquiladora industry continues its dynamic growth rate. This 32-year old program is now Mexico's second largest source of foreign exchange revenue, in excess of $6 billion. Maquiladora exports represent 45 percent of the total Mexican manufactured exports. Maquiladoras started 1997 with a growth rate exceeding 1996's by 16.7 percent, and it is projected that this growth rate will remain constant throughout 1998. In comparison, the non-maquiladora manufacturing sector is growing at a rate of 7.3 percent. From January to June 1997, the Mexican government approved permits for 283 new maquiladoras resulting in 23,902 direct jobs. In total, there are currently 3,650 maquiladoras in Mexico, accounting for more than 920,412 direct jobs. The new maquiladoras represent the entire gambit of manufacturing procedures, including textiles, furniture, automotive components, toys, sporting goods and chemicals.

                      Summary of The Maquiladora Industry

                              March 31, 1996                 June 31, 1997
                              --------------                 -------------
Number of plants                    2,288                        3,650
Number of jobs                    710,268                      920,412

   It is obvious this industrial market is expanding at a rapid pace; in fact, it is exceeding the expansion of some of the fastest growing U.S. communities. The industrial growth for maquiladoras versus the growth of the Mexican economy is summarized below.


                               Industry Growth
                               Maquiladoras                  National Average
                               ---------------               ----------------
First Quarter 1997                 14.2%                            5.7%
 Breakdown by Location
  Border Region                    76.6%
  Interior                         23.4%

   Recent trends indicate that of the new additions to the market, greater numbers of maquiladora plants have moved from the border areas to the interior of Mexico. This trend is generally due to the improvement of transportation infrastructure, facilitating the export of maquiladora-manufactured goods and enhancing access to the border region and the U.S. market. Also, many maquiladora employers are finding lower turnover rates in the interior cities of Mexico, such as Durango, Puebla, Queretaro and Yucatan. We have tracked the building permits for new maquiladoras in the states of Baja California, Coahuila, Chihuahua, Federal District, Guanajuato, Mexico, Nuevo Leon, Puebla, Sonora, and Tamaulipas (shown in order from bottom to top). As can be seen, Baja California and Chihuahua rank number one and two in total building permits. Also, construction activity in Baja California, Coahuila, Federal District, Guanajuato, Nuevo Leon, and Tamaulipas increased in 1997 over 1996 levels. More non-North American investment is anticipated. With the passage of NAFTA and the strict rules of origin, goods manufactured in North America have preferential treatment as tariff and non-tariff barriers are eliminated for the signatory countries. These rules have encouraged Asian and European firms that want to be competitive in the North American market to invest in one of the signatory countries. For example, Daimler Benz from Germany has invested in both the U.S. and Mexico and Daewoo from Korea in Mexico.

--------------------------------------------------------------------------------

                                                            Maquiladora Analysis
--------------------------------------------------------------------------------




                                 [GRAPH HERE]







   Investments are finally targeting the Mexican market. The maquiladora program was originally designed to allow the duty-free entry into Mexico of parts and components which would then undergo some portion of the manufacturing process and finally be re-exported with duties assessed only on the value added. Until 1994, sales in Mexico from maquiladoras were strictly controlled and essentially not permitted. However, since 1995, under the revised Federal Decree for the Promotion and Operation of Maquiladora Export Industry (Decreto para el Fomento y Operacion de la Industria Maquiladora de Exportacion), a maquiladora can sell up to 65 percent of its total production in the Mexican market. This percentage will increase over the next five years until 2001 when maquiladora sales in the domestic market will have no limits. This option adds a new dimension to the long-term strategies for existing maquiladoras and potential new investment.

   While turnover is still extremely high, efforts to reverse this trend are slowly showing results. Companies are trying a variety of incentives to retain employees, from cash bonuses based on production to more creative incentives, such as giving away popular consumer products. Companies that invest in employee incentives, meal programs, medical benefits and social programs are having turnovers as low as many U.S. companies.

   According to March 1997 figures, the average daily salary of maquiladora personnel was $105.21 pesos (approximately US$13), approximately four times the national average daily wage. Obviously, this rate is competitive with many Asian countries and well below U.S. and Canadian levels. As such, this provides companies with high labor costs significant cost savings when relocating manufacturing to Mexico. However, as will be discussed in more detail within the Cost Approach section of this report, building costs are similar to or higher than U.S. costs due to the lack of speculative buildings added to the market. This provides no measurable savings in the warehousing of goods compared to the U.S.

                                                            Maquiladora Analysis
--------------------------------------------------------------------------------

   The economic recession of 1995 in Mexico, during which the peso lost over 50 percent of its value, brought domestic growth and investment to a drastic halt. But it also had the impact of lowering the costs of operation for those foreign firms which have revenue in foreign currency. While the rest of the Mexican economy experienced negative growth rates, the export sectors, primarily the maquiladora industry, experienced positive growth rates. In the Maquiladora market, rents have the option to be paid in pesos and/or dollars. Typically, rent is paid in dollars and management fees in pesos. Additionally, most foreign companies form a joint venture with a Mexican national, or a Mexican company, to provide a slightly more favorable tax treatment. Salaries are typically also paid in pesos, except for the production managers and executives, who are paid in dollars. Historically, salaries were paid in cash, but companies are now installing ATM in their facilities and employees have the ability to collect all or a portion of their paycheck and bank the rest. This is an interesting transition, as it is extremely important to the long-term economic viability of the people that personal savings increase.

   In the wake of the previous crisis, the prospects for investment have a long-term positive prospectus. Efforts need to be dedicated to ensuring that infrastructure limitations at the border do not impede the flow of goods and people both north and southbound. As trilateral trade among the signatory members of NAFTA exceeds $400 billion, 70 percent of which crosses from one country to the other through the land-based ports of entry (truck and/or rail), there needs to be a trilateral approach to developing and enhancing north/south trade corridors. This currently is a difficult and time consuming process.

                         IMPORT AND EXPORT COMPARISONS

                                                                                      Jan.-June
                            1995           %           1996              %              1997               %
                            ----          ---          ----             ---           ---------           ---
U.S. Exports
-------------
Mexico                      46,292         7.92         56,792          9.09              32,715           9.63
Canada                     127,226        21.76        134,210         21.47              75,195          22.13
Non-NAFTA Countries        411,224        70.32        434,076         69.44             231,866          68.24
                           -------        -----        -------         -----             -------          -----
Total                      584,742          100        625,075           100             339,776            100
U.S. Imports
-------------------
Mexico                      62,101         8.35         74,297          9.34              40,923            8.3
Canada                     144,370        19.42        155,893         19.60              83,952          20.05
Non-NAFTA Countries        537,072        72.23        565,099         71.06             291,732          71.65
                           -------        -----        -------         -----             -------          -----
Total                      743,543          100        795,289           100             416,607            100
===============================================================================================================
Mexican Exports
-------------------
U.S.                        66,273        88.32         80,540          83.9              44,538          84.97
Canada                       1,987          2.5          2,171          2.26               1,087           2.07
Non-NAFTA Countries         11,282        14.18         13,289         13.84               6,795          12.96
                           -------        -----        -------         -----             -------          -----
Total                       79,542          100         96,000           100              52,420            100
Mexican Imports
-------------------
U.S.                        53,902         74.4         67,555         75.51              37,504          74.52
Canada                        1,34         1.90          1,744          1.95                 932           1.85
Non-NAFTA Countries        17,1777        23.70         20,170         22.54              11,893          23.63
                           -------        -----        -------         -----             -------          -----
Total                       72,453          100         89,469           100              50,329            100
===============================================================================================================

   Source: Banco de Mexico and U.S. Department of Commerce

                                                            Maquiladora Analysis
--------------------------------------------------------------------------------

   Regardless of NAFTA, Mexico is negotiating for other trade agreements. Similar types of agreements with five other countries have been consummated and are just beginning with the European Union and Mercosur (consists of Brazil, Argentina, Paraguay and Uruguay and is seen as one of the fastest growing trade accords in the world). When these negotiations are concluded in 1998, the European Union could easily replace the U.S. as Mexico's largest trading partner.

   The National Foreign Investment Commission (Comision Nacional de Inversiones Extranjeras, CNIE) within the Secretariat of Commerce and Industrial Development (Secretaria de Comercio y Fomento Industrial, Secofi) regulates foreign investment and can authorize majority foreign investment in areas in which foreign capital cannot automatically exceed 49 percent.

Changes to the Foreign Investment Law

   Recent amendments to Mexico's Foreign Investment Law further liberalize the regulation of foreign investment in Mexico to conform with recent privatization initiatives and consolidate relevant provisions previously found in other laws and regulations. Certain reporting and procedural requirements are clarified and, in some instances, relaxed. Additionally, in many cases in which prior government approval is still required, it is deemed to have been granted if not denied within a specified time frame. The most significant changes to foreign investments are as follows:

   * For the first time, foreign entities may directly acquire land, provided it is outside Mexico's restricted zones (coastal and border areas).

   * The calculation of foreign investment in a restricted enterprise will no longer take into account minority foreign participation in the entity or entities which own or would own such enterprise, provided such entities are controlled by Mexican nationals.

   * Limits on foreign investment in financial group holding companies, banks, stock brokerage houses and stock market specialists are raised from 30 percent to 49 percent, although Mexican laws regulating financial institutions permit U.S. and Canadian financial institutions to own up to 100 percent of qualified Mexican affiliates and acquire up to 100 percent of all but Mexico's three largest financial institutions. The foreign investment limit applicable to companies formed to manage Mexico's newly-created retirement funds (Afores) is set at 49 percent.

   * The types of basic telecommunications services subject to the 49 percent limit on foreign investment have been clarified by tying the limitation of services which require the award of a government operating concession, with the exception of cellular telephone services, which can exceed such percentage with prior approval from the CNIE.

--------------------------------------------------------------------------------

                                                            Maquiladora Analysis
--------------------------------------------------------------------------------

   * With prior governmental approval, entities with majority foreign investment may now participate in the bidding for the privatization of the operation of Mexico's airports, telecommunications, satellites and railroads.

   A summary of foreign investment characteristics indicate the U.S. generates the highest investment, followed by Canada and The Netherlands. To date, this investment totals $5.646 billion.

                   DISTRIBUTION OF DIRECT FOREIGN INVESTMENT
                          BY COUNTRY OF ORIGIN (1996)

               -------------------------------------------------
               Country
               -------------------------------------------------
               United States                               66.0%
               Canada                                       8.7%
               The Netherlands                              5.8%
               India                                        5.1%
               Germany                                      2.9%
               Japan                                        1.7%
               France                                       1.2%
               Switzerland                                  1.2%
               -------------------------------------------------

              Source: Secofi, General Office of Foreign Investment

Acquisition of Mexican Companies

   There are no restrictions on the purchase of up to 40 percent, or a lower percentage allowed for restricted activities, of the capital of companies controlled by Mexicans at the time of the acquisition. However, the prior approval of the CNIE is required when the total value of assets of the relevant Mexican company exceeds an amount periodically established by the CNIE and which, at the time of publication, was fixed at $85 million pesos ($10.625 million at an exchange rate of 8 pesos to $1).

Commercial Loans

   Despite incipient recovery, credit is still scarce and expensive in Mexico. The current interest rate is between 20 and 30 percent, with limited access to commercial bank financing by many prospective borrowers. It is important to note that, particularly in the last six months, investment funds, both domestic and international, have increased their interest in the Mexican market. There are at least 10 different funds that are actively seeking opportunities to finance a project or to inject capital in Mexican-based companies.

Tax Matters

   Mexican tax law treats foreigners doing business "with" Mexico differently than it treats those doing business "in" Mexico. Doing business with Mexico suggests engaging in international trade directly from a foreign home office, whereas doing business in Mexico suggests the additional step of establishing a physical presence in Mexico and regularly engaging in commercial activities in the country.

--------------------------------------------------------------------------------

                                                            Maquiladora Analysis
--------------------------------------------------------------------------------

Doing Business "With" Mexico

   A foreign company can do business with Mexico from abroad in order to minimize the tax and regulatory consequences arising from the establishment of a presence in the country. When structuring operations in this way, however, foreigners must be extremely careful to ensure that they do not create a "permanent establishment" or a "fixed base" in Mexico as the income derived from such entities is considered taxable.

Doing Business "In" Mexico

   Foreigners may opt to do business in Mexico by employing a subordinate agent, establishing a Mexican company, or acquiring stock in an existing Mexican company. The use of any of these methods will create a permanent establishment and has the following tax and regulatory consequences:

   Corporate Tax -- A corporate tax of 34 percent must be paid annually on the company's taxable profits. Such profits are calculated by deducting certain allowed expenses from the total accruable income. Most of the company's income is considered accruable for income tax purposes at the time invoices are issued, or when goods or services are delivered to the buyer if no invoice is issued. Basically, the allowed deductions are all discounts and/or expenses deemed "strictly indispensable" for the carrying out of the company's business.

   Tax on Assets -- There is a federal tax on corporate assets applied at a rate of 1.8 percent. This tax is applied on the fixed, financial and current assets of Mexican companies. This tax must be paid on an annual basis through monthly provisional payments. The payment of the tax on assets is not required during the pre-operational period of a company, the year in which operations commence, the following two years of operation, or the year in which it is liquidated.

   Value Added Tax -- When the Mexican company transfers or leases goods, or renders services in Mexico, it will be obligated to pay Value Added Tax (Impuesto al Valor Agregado, IVA). This tax is 15 percent of the price of the goods or services and can be transferred to the clients by including the tax on its billing invoices. This rate is 10 percent within 20 kilometers of the border of Mexico and in all of Baja California and Quintana Roo. However, if such goods and services are to be exported from Mexico, the IVA is zero percent.

   Reductions in both the Value Added Tax and the Tax on Assets are up for debate in 1998's fiscal reform.

   Payroll Taxes -- The company is subject to a local and state payroll tax at a rate that depends on the location of the working facilities. The federal government also taxes corporations with social security fees that amount to a minimum of 8.95 percent of the payroll, to be paid by the employer for old age, death, child care, retirement and disability.

--------------------------------------------------------------------------------

                                                            Maquiladora Analysis
--------------------------------------------------------------------------------

Warehousing

   Warehousing in Mexico has experienced important changes in 1997. Control of most of the warehousing sector is being passed from the government to private hands, leading to improvements in both infrastructure and services. Still, fewer and smaller facilities are available in Mexico than in the U.S.

   Warehousing costs are usually paid monthly and are charged in terms of space/area occupied. Also, any merchandise placed in a warehouse should be insured. Basic insurance policies can be obtained directly through the warehouse or by contracting a private insurance company for a more comprehensive policy.

--------------------------------------------------------------------------------

                                                            MAQUILADORA INDUSTRY
--------------------------------------------------------------------------------

   The maquiladora industry in the state of Tamaulipas continues with its tendency for growth. However, at the national level, the number of establishments grew 12.8 percent, while the number in the state grew 8.3 percent in 1997. Corresponding to employed personnel, it appears that growth at the national level was 19.4 percent while the state of Tamaulipas had approximately eight percent growth at of the end of 1997. The last aggregate value increase at the national level was 40.0 percent and at the state level was approximately 30 percent. Thus, it can be concluded that the number of establishments and the relative employment increases are similar, while proportionately more is being spent on those facilities. Again, these increases are above those being experienced in the fastest growing U.S. metropolitan communites.

   Currently, the interior states of the country are growing at much greater rates than those on the frontier (the border between the U.S. and Mexico). The interior communities have aggressively sought foreign investments and have become the most attractive of all communities which use intensive manual labor. The difference is that the maquiladora that currently settles in the northern frontier utilizes more U.S. technology and warrants the most skilled labor in the manufacturing process. Thus, businesses that utilize intensive and cheap manual labor are opting for the states in the center of the republic, such as Durango, Aguascalientes, Guanajuato, Zacatecas and Yucatan.

   The empoyers in the frontier communties provide the greatest increase in salaries and grants/loans that has skewed the growth in national average employment wages upward. This implies an above average increase in salaries paid by the maquiladora. Another consideration is that 1997 reflects three consecutive years of considerable growth, at some of the highest levels in the 30 years the maquiladora has been Mexico.

   We have documented a breakdown of the maquiladora industry adjacent to the U.S. border for discussion.

                   PARTICIPATION OF THE MAQUILADORA INDUSTRY
                     EXPORTATION FOR THE FRONTIER ENTITIES
                                  October 1997

===============================================================================================
 Frontier Entities          Establishments        Employed Personnel        Aggregate Value
===============================================================================================
                                                                          Millions Of
                            Number       %         People          %          Dollars        %
===============================================================================================

Chihuahua                      413    14.6        249,535       26.3              212     26.8
Nuevo Leon                     112     4.0         41,171        4.3               43      5.4
Sonora                         232     8.2         83,748        8.8               55      6.9
Coahuila                       253     9.0         81,576        8.6               56      7.1
Baja California                937    33.2        210,240       22.2              193     24.4
Tamaulipas                     326    11.5        142,258       15.0              118     14.9
Other Entities                 550    19.5        140,130       14.8              115     14.5
                             -----   -----        -------      -----              ---    -----
National Total               2,823   100.0        948,658      100.0              792    100.0
===============================================================================================

   Source: INEGI, Direccion General de Estadistica, Direccion de Estadisticas
           Economicas
   (General Site of Statistics, Site of Economic Statistics).

   Note: The information presented corresponds to the month of October, 1997.

--------------------------------------------------------------------------------

                                                            Maquiladora Industry
--------------------------------------------------------------------------------

                               COMMERCIAL BALANCE
                                FRONTIER STATES
                   January-August 1997 (Millions Of Dollars)


=========================================================================================================
                                                                    AGGREGATE VALUE
                           EXPORTS           IMPORTS                MAQUILADORADOR            COMMERCIAL
       STATE                 (+)               (-)                     INDUSTRY                BALANCE
=========================================================================================================
Chihuahua                    213.0             681.2                    1,592.9                  1,124.7
B.C.N.                       292.0             841.4                    1,266.0                    716.6
Tamaulipas                   138.1             548.0                      878.8                    468.9
Sonora                       367.2             445.0                      387.9                    310.1
Coahuila                     216.0             593.5                      370.4                     -7.1
Nuevo Leon                   470.0           2,284.0                      301.0                 -1,513.0
=========================================================================================================

SOURCE: Secretary of Commerce and Industrial Promotion, Delegation Chihuahua, INEGI, Statistics from the Maquiladora Export Industry.

   The participation in the frontier entities in national exports is only a small allocation. They make up only 2.4 percent of the total exports of the country, while these states import 8.0 percent of all national imports with respect to aggregate value. However, they have a significant bearing on their local economies and the maquiladora industry as a whole; as these frontier states command 85.5 percent of the $4,797 million dollars generated by the maquiladorador industry at the national level. The state of Chihuahua has the greatest commercial balance of any state, while Nuevo Leon and Coahuila present deficit amounts. Within this state, Juarez is one of the largest communities and is a young vibrant city poised to take advantage of the North American Free Agreement (NAFTA) with its proximity to the United States. The young, educated labor force, coupled with the low wages, provides the competitive edge for the maquiladora industry in this market.

Summary

   While the maquiladora market provides only a small part of the economic make-up of the country, it provides significant manufacturing employment and construction dollars to those communities adjacent to the U.S. border. Maquiladora production managers indicated that fully 60 to 80 percent of all their manufacturing employees are women, providing employment opportunities to a segment of the market that previously was not provided jobs. Additionally, the expanding maquiladora market has provided workers and managers with employment opportunities at increased wages. As such, we anticipate management and skilled labor costs to increase significantly in the next one to three years as the market continues to expand. From an unskilled labor perspective, additional opportunities will allow employees to relocate to firms with enhanced benefits and should reduce unemployment levels.

   The market expansion should also provide a sense of stability to those firms that are considering relocating to Mexico but have not made the move. Labor costs are at some of the lowest levels in the world and, with U.S. influences, the population is rapidly gaining housing, savings and educational opportunities previously not available. Coupled with the relatively young population basis, Mexico, and particularly the frontier states, should continue to effectively compete on an international basis for new manufacturing opportunities.

--------------------------------------------------------------------------------

                                                  INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

   This section will review the current status of the industrial market in Mexico and Matamoros in order to analyze those factors that will influence the future of the subject property. There were no available municipal publications on the Matamoros industrial market. Information was obtained from Cushman & Wakefield of Mexico/GCI, INEGI and interviews with Finsa, Best Real Estate, Grupo Puebla and Dynatech.

Real Estate Overview

   Currently, small firms, which create the lion's share of new jobs in most economies, do not have access to either the bank loan or international markets. Therefore, most companies are wholly owned and have limited capital for research and development, the purchase of new technology and for expansion. Further, they have the inability to leverage their real estate over the long term; therefore, a large percentage of the operating funds go for real estate.

   Larger companies have a competitive advantage in financing their facilities. They have the option to lease, buy someone else's previously occupied facility (rarely available), or work with a developer on a build-to-suit. The latter provides a facility that is specifically catered to the needs of the manufacturer.

Development/Investment

   John Deere, Rhone Poulenc, Bimbo, Calsonic and 3M made strong investments in the industrial sector during 1997 in Mexico but, although export companies like these grew (maquiladora business grew approximately 70 percent between 1990 and 1996), most of Mexico's domestic industries remained unchanged.

   The largest communities in the country, like Mexico City, have a diverse industry base, with a predominance of auto parts, electronics, pharmaceutical, textiles and consumer products. In Mexico City, type A industrial space is normally build-to-suit; therefore, the supply of new speculative industrial buildings remains very low. As a result of this shortage of space, the few modern facilities within the city are rapidly acquired when they become available.

   This is also true of every frontier community we inspected and surveyed -- Hermosillo, Juarez, Chihuahua, Matamoros, and Reynosa. Although their economies are not as diverse as Mexico City, continued market expansion has caused similarities in industry base and also the same company with multiple locations. This provides maquiladoras to be strategically located across the southern border of the U.S. to provide lower transportation costs. It also allows convenient access to shipping opportunities in both the Atlantic and Pacific oceans.

Outlook

   Of the 3,650 maquiladora programs in mid-1997, 68 percent were at the northern frontier of Mexico, and 32 percent in the country's interior. In the automotive sector alone, between 1996 and 2000, production in Mexico is expected to grow from 1.2 million to 1.85 million vehicles. This industry investment will average $3 billion a year and provide significant incentive to communities catering to these companies.

--------------------------------------------------------------------------------

                                                 Industrial Market Analysis
-------------------------------------------------------------------------------

     In contrast to the industrial growth of the northern and interior states, heavy industry will definitely continue leaving Mexico City to outlying communities. However, because the Mexico City metropolitan area still comprises the largest consumer market, most companies will focus on locating suitable spaces for distribution or service centers -- mainly in the northern submarkets of the city or in cities close to the metropolitan area.

Matamoros Market

     The strength of the Matamoros economy has created a sizable need for industrial space. An advantage that Matamoros offers over many other frontier communities is its established industrial base. It was one of the first maquiladora markets and continues to attract new businesses, in addition to expansions of existing facilities. Market expansion since 1994 is documented for both Reynosa and Matamoros, the two largest cities in the state, adjacent to the U.S. border.

                          INDUSTRIAL MARKET EXPANSIONS
                             Reynosa and Matamoros

=============================================================================================================
                                           Reynosa                                   Matamoros
          Year               New Buildings         Expansions          New Buildings         Expansions
=============================================================================================================
          1994                    14                    8                   14                    3
          1995                    17                    5                   13                    3
          1996                    26                  N/A                   14                  N/A
          1997                    19                  N/A                   12                  N/A
=============================================================================================================

     As indicated, Matamoros has experienced stable building activity over the last four years. Because speculative builders have just recently entered the market, the supply of new buildings is expected to increase. Almost all new buildings that were constructed between 1994 and 1997 were build-to-suit projects. However, it is our anticipation that new additions to the market will stabilize in 1998 and 1999, as Reynosa continues to attract more new facilities. This is due to the considerable amount of money being spent by McAllen to attract industry to that region.

     Reynosa and Matamoros industry has traditionally been oriented towards light manufacturing (the maquiladora), yet during 1995 and 1996 distribution centers and high-tech space began to appear. During 1996, suppliers for the big maquiladora plants in Reynosa and Matamoros provided increased demand of industrial space in the 30,000 to 50,000 square feet range that was previously not available. This market trend of building industrial space less than 50,000 square feet is a new trend precipitated by businesses entering the market at an initially small scale and then expanding into larger spaces or constructing additions. This trend is occurring throughout the frontier cities that cater to the maquiladora market.

     The maquiladora program in Matamoros is highly successful because it offers foreign entrepreneurs the benefits of low labor and production costs to process and assemble raw materials or components imported duty free or in bond on a temporary basis. These products are then exported back to their country of origin or to a third country.

--------------------------------------------------------------------------------

                                                 Industrial Market Analysis
-------------------------------------------------------------------------------

     Under this program foreign investors are allowed to own a 100 percent equity stake in a maquiladora export company. These firms have parent companies abroad, mostly in the U.S., but have direct control of patents, technology and day-to-day operations. Whole ownership, of course, requires the largest fixed investment, but it is also the option that has yielded the highest returns for many maquiladoras. After permitting process is complete, a building can be rented, leased or bought, and utilities contracted. Individual and collective working contracts are established with the employees and workers.

     Presently, 30 percent of the Matamoros's maquiladora activity is in electronics, 24 percent in automobiles, 14 percent in textiles and 32 percent in a variety of other products. Value added per employee in Matamoros' manufacturing sector is 10 percent higher than the comparable U.S. figure. The average fully-burdened manufacturing wage is lower than that in the U.S. Matamoros is a right-to-work city, and with nearly 30 years of experience in the maquiladora industry, it is one of the largest maquiladora centers in Mexico. There are 48,000 workers in 120 maquiladora plants, and a constant influx of workers from surrounding agricultural areas provides an abundant labor force. Over 20 new companies have established operations in the city during the past 18 months.

     New companies' average full burden labor rate is $0.77 to $0.95 per hour during the training period and $0.90 to $1.20 per hour once full-time employment begins. The following list worker labor costs.

                          MATAMOROS HOURLY LABOR COSTS
                                 (U.S. Dollars)

==========================================================================================================
             Employee Skills                         Minimum Wage                     Maximum Wage
==========================================================================================================
Semi-skilled                                           $ 0.77                           $ 0.95
----------------------------------------------------------------------------------------------------------
Highly-skilled                                         $ 0.90                           $ 1.50
----------------------------------------------------------------------------------------------------------
Bilingual secretary                                    $ 1.50                           $ 2.50
----------------------------------------------------------------------------------------------------------
Supervisor                                             $ 1.95                           $ 2.54
----------------------------------------------------------------------------------------------------------
Head of repair/maintenance                             $ 3.80                           $ 4.50
----------------------------------------------------------------------------------------------------------
Accountant                                             $ 4.50                           $ 5.50
----------------------------------------------------------------------------------------------------------
Engineer                                               $ 5.35                           $ 6.80
----------------------------------------------------------------------------------------------------------
Senior quality service engineer                        $10.00                           $13.20
----------------------------------------------------------------------------------------------------------
Senior project engineer                                $13.20                           $18.30
==========================================================================================================

     All maquiladoras are unionized under the Confederation of Mexican Workers union (CTM). Within CTM, companies choose among three local unions. The unions help keep turnover in Matamoros comparatively low. New companies work a 48-hour week. Unions encourage training on the job, and Matamoros workers have a very low absentee rate. As a result, the maquiladora employment has risen steadily from 37,500 employees in 1988, 42,000 employees in 1994, 44,000 employees in 1995, 45,000 employees in 1996 to 50,000 employees as of September 1997.

     The following chart illustrates the number of maquiladoras in Matamoros from 1986 through September 1997.

--------------------------------------------------------------------------------

                                               Industrial Market Analysis
-----------------------------------------------------------------------------

                      NUMBER OF MAQUILADORAS IN MATAMOROS
                          1986 THROUGH SEPTEMBER 1997

                      =================================
                      Year             Maquiladoras
                      =================================
                       1986                 43
                      ---------------------------------
                       1987                 59
                      ---------------------------------
                       1988                 62
                      ---------------------------------
                       1989                 84
                      ---------------------------------
                       1990                 84
                      ---------------------------------
                       1991                 92
                      ---------------------------------
                       1992                 96
                      ---------------------------------
                       1993                 95
                      ---------------------------------
                       1994                102
                      ---------------------------------
                       1995                 97
                      ---------------------------------
                       1996                100
                      ---------------------------------
                       1997                120
                      =================================

     The lack of available space with 22' clear heights or greater is another building trend that has produced demand for new development. The supply has been initiated by one U.S. developer who joined forces with local landowners in order to build industrial facilities meeting U.S. standard specs. While these trends are slowly being met by developers, it is the owners of the industrial parks who control the supply for build-to-suit product, and product being built outside these parks is becoming more limited due to government restrictions and social concerns.

     The Reynosa and Matamoros markets consist mainly of freestanding industrial facilities that were constructed specifically for the tenant. Many tenants and building owners have remained in this market since their initial building occupancy and have expanded as demand increases. It is rare to have maquiladoras vacant and typically occurs when businesses require larger buildings for their operations and relocate. A thorough view of the market indicated an occupancy of 98 percent, with a majority of the inventory constructed in the 1980s. The new speculative buildings being added to the market rarely remain vacant for three months following completion of construction.

     The lack of available space with 22' clear heights or greater is another building trend that has produced demand for new development. The supply has been initiated by one U.S. developer who joined forces with local landowners in order to build industrial facilities meeting U.S. standard specs. While these trends are slowly being met by developers, it is the owners of the industrial parks who control the supply for build-to-suit product, and product being built outside these parks is becoming more limited due to government restrictions and social concerns.

--------------------------------------------------------------------------------

                                                 Industrial Market Analysis
--------------------------------------------------------------------------------

Subdivision map


--------------------------------------------------------------------------------

                                                 Industrial Market Analysis
--------------------------------------------------------------------------------

     The Reynosa and Matamoros markets consist mainly of freestanding industrial facilities that were constructed specifically for the tenant. Many tenants and building owners have remained in this market since their initial building occupancy and have expanded as demand increases. It is rare to have maquiladoras vacant and typically occurs when businesses require larger buildings for their operations and relocate. A thorough view of the market indicated an occupancy of 97 percent, with a majority of the inventory constructed in the 1970s and 1980s. The new speculative buildings being added to the market rarely remain vacant for three months following completion of construction.

     Real estate financing is beginning to recognize the U.S. standards. New U.S. lenders have begun to finance in Matamoros, while the U.S. border banks and Mexican banks are very interested to lend money to the industrial market. Title insurance companies are currently working in Matamoros providing the same title insurance as in the United States. Every day more companies require environmental studies for properties to be purchased or financed.

     Most build-to-suit lease agreements are for five to 10 years, and the developer will pay off the construction of the facility in approximately seven years. This reflects an initial yield requirement (rental income as a percent of total construction cost, including land) of at least 14 percent. Even leases with the best credit tenants (Fortune 500 companies) warrant lease rates exceeding 12.75 percent and range to a high of 16.0 percent. Almost all require corporate business or personal guarantees. Buildings are rarely financed by the owners and typically constructed under an all cash scenario. However, only the largest developers in the community can obtain financing, with rates typically
14.0 to 18.0 percent with preleasing and corporate guarantees. However, on speculative projects, financing rates climb to 18.0 or 22.0 percent.

     Matamoros remains one of the most attractive maquiladora markets to invest in. Blue chip tenants and high-quality construction from reliable companies are among the reasons why important money lenders, such as GE Capital, Texas Commerce Bank and Heller Financial, have committed to financing new projects. It is also why Security Capital has targeted this market for substantial speculative building development. Thus, the long-term outlook is for stability among existing tenants, with market expansion creating additional occupancy alternatives previously not available. Further, if these lenders can provide financing at levels below existing capitalization rates, building costs and lease rates could decline. Current market leasing activity suggests that rental rates have since stabilized, but could decline as speculative builders bring new product to the market, reduce construction costs due to economies of scale and better leverage their financial structure.

     The estimated 1996 vacancy rate was approximately three percent for the community and at the end of 1997, increased to approximately four percent. However, established industrial subdivisions are 100 percent occupied.

     Matamoros remains one of the most attractive maquiladora markets to invest in. Blue chip tenants and high-quality construction from reliable companies are among the reasons why important money lenders, such as GE Capital, Texas Commerce Bank and Heller Financial, have committed to financing new projects. It is also why Security Capital has targeted this market for substantial speculative building development. Thus, the long-term outlook is for stability among existing tenants, with market expansion creating additional occupancy alternatives previously

--------------------------------------------------------------------------------

                                                 Industrial Market Analysis
--------------------------------------------------------------------------------

not available. Further, if these lenders can provide financing at levels below existing capitalization rates, building costs and lease rates could decline. Current market leasing activity suggests that rental rates have since stabilized, but could decline as speculative builders bring new product to the market, reduce construction costs due to economies of scale and better leverage their financial structure.

     It should be noted that not all industrial facilities in the community are occupied by maquiladora operators. Matamoros is an established industrial market for many Mexican originated manufacturers. Southwest of the community is Monterey, the largest city in the state and the cultural and political center of northeast Mexico. Many goods are being manufactured in Matamoros for retailers within this large community.

     Building costs in Matamoros and Reynosa are higher than other maquiladora markets closer to the center of the state, due to the hot climate with high humidity requiring air conditioning (AC) throughout the entire building. In cities like Chihuahua, Hermosillo and Juarez, warehouse and manufacturing space can be cooled with evaporative coolers, decreasing building costs $1.00 to $3.00 per square foot.

     In summary, these industrial market characteristics support a strong industrial market, with statistics equaling some of the best levels experienced in the highest growth communities in the U.S. It is reported that 15 percent of the Fortune 500 companies are represented in the Matamoros market. Given the current economic climate, the Matamoros industrial market should outperform most U.S. metropolitan areas in terms of industrial construction, leasing activity and net absorption. However, increased market efficiencies should cause rental rates to stabilize or slightly decline.

Industrial Parks

     Matamoros offers competitive industrial land prices and quality infrastructure along the U.S./Mexico border. There are three industrial parks in the community, Finsa Industrial Park, CIMA Industrial Park and CYLSA Industrial Park. Land is available in FINSA and CYLSA industrial parks. FINSA offers natural gas, rail service and water treatment and CIMA Industrial Park offers propane gas. Land prices range from $1.25 to $2.00 per square foot, and rents for new buildings range from $4.80 to $6.00 per square foot, while older buildings are achieving rental rates of $3.36 to $4.80 per square foot, per year.

Submarket Summary

     The subject is situated in a built-out mixed use neighborhood with no available land for expansion. Although initially part of an industrial park, community growth has caused residential and commercial development to be interspersed throughout. As a result, it is currently a less desirable location for industrial development due to traffic and residential congestion.

--------------------------------------------------------------------------------

                                                      Neighborhood Analysis
--------------------------------------------------------------------------------

     Matamoros, Tamaulipas, is on the southern bank of the Rio Grande, directly across from Brownsville, Texas. The river is a natural boundary between the states of Tamaulipas and Texas. The Falcon and Marte R. Gomez dams are on the Rio Bravo and the San Juan River, one of its tributaries. The cities are 21 miles west of the Gulf of Mexico.

     The two cities are related economically, historically and culturally. Economic cooperation dates back to the American Civil War when the two cities served as an import area for vital Civil War supplies and as an export area for the South's cotton. The cooperation continued through the years, as each city served the other's needs. After 310 years, in 1996, they officially became Sister Cities with a colorful parade and festivities.

     This vital economic link took even stronger hold through the emergence of maquiladoras in the 1960s. Matamoros was home to Mexico's first maquiladora. Today, over 100 foreign corporations have manufacturing operations in the city, most with manufacturing, warehousing and transportation support operations on the American side.

     Tourism is an important part of the regional economy. Matamoros each year hosts thousands of visitors from within the country and abroad, who come knowing they always find a happy smile and friendly hand welcoming them. The semi-warm, sub-humid weather is widely recognized as one of the most agreeable. The annual average temperature is 74/o/, and the annual precipitation is 26 inches. Likewise, Brownsville ranks fifth in Texas for long- and short-term stays. Vacationers are attracted by the subtropical climate and Brownsville's direct access to South Padre Island.

     Mexico's 15th largest city, Matamoros, has a population of over 450,000. The city has a long and rich cultural tradition. The refurbished Teatro de la Reforma, for example, plays host to an annual cultural festival in October that is regarded as one of Mexico's finest.

     A good transportation network also links the region. The Port of Brownsville, widely regarded as Mexico's northernmost port, provides competitive transportation to the markets of Europe, Africa, Asia and South America. This is a deep water seaport with a 42-foot channel. It is the southernmost terminus of the U.S. inland waterway system, allowing barge transport to eastern U.S. and the Great Lakes area. The port has liquid, grain and container handling systems.

     Two international bridges and a rail crossing unite the border cities. The Gateway Bridge is two lanes in each direction, and a $20 million expansion to the northbound import lot was completed in 1993. The B&M Bridge has two lanes each way for passenger vehicles and two lanes for commercial traffic. An expansion was completed in 1997. The Los Tomates Bridge, the city's third, is now being built with completion slated for 1998. Expressway 77 will be expanded to the border, connecting traffic to a loop around Matamoros. The Los Indios Bridge opened in 1995 and is a link to Harlingen, Texas. The International rail bridge is the only rail crossing for 200 miles. It is served by the Union Pacific Railroad and Transportacion Ferroviaria Mexicana.

--------------------------------------------------------------------------------

                                                           Neighborhood Analysis
--------------------------------------------------------------------------------

     There are three international airports within a 25-mile radius which connect to the hubs of Houston, Dallas and Mexico City. Brownsville has the largest air cargo facility in southern Texas. There are also 25 long-haul carriers serving the area.

     Highway access is provided by U.S. 77 and 83. Access to Mexico City is via Highway 101 and Highway 4. Monterrey is 210 miles south of Matamoros along Highway 40.

     The subject property consist of two parcels of land within a mixed use neighborhood. Streets within the area are asphalt paved and most are improved with gutters. It is situated within the city limits of Matamoros, Tamaulipas, Mexico. This is at the east-central part of the city, and approximately three miles from the Mexico-U.S. border. The street frontages are General Lauro Villar, a major commuter route and commercial corridor, and an interior neighborhood street.

     Because of the subject's locational characteristics, the neighborhood boundaries are generally those of the city limits. The area is residential based, with light manufacturing and warehousing interspersed throughout, and commercial along General Lauro Villar. The airport is situated at the southern edge of town, approximately four miles to the southwest.

     The Zenith facility, known as Electro Partes de Matamoros, S.A. de C.V., is one of the oldest industrial facilities in Matamoros. Adjacent are similar aged industrial buildings. All reflect substantial site build-out.

     All industrial sites within the subject and adjacent industrial parks have all municipal utilities, including water, sewer, electric and telephone. Water for sprinkler systems are handled by onsite water storage tanks, which is supplied on the subject site.

     Public transportation is available and is a typical municipal route. However, newly developed industrial facilities are situated in industrial parks. Overall, the subject is inferior to newly constructed buildings in the community in terms of location and design characteristics.











--------------------------------------------------------------------------------

                                                     PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

     Site Description

Location:               Two parcels of land make up the subject manufacturing
                        site are situated on the south side of General Lauro
                        Villar, while the warehouse site consists of a single parcel of land at 79 Tamaulipas Avenue. Both parcels are within east-central Matamoros.

Shape:                  The sites are irregular

Area:
   Manufacturing Site:  8.51 acres or 370,543 square feet
   Warehouse Site:      3.99 acres or 173,804 square feet

Frontage:
   Manufacturing Site:  The west side of H Street, an interior neighborhood street and the south side of General Lauro Villar.
   Warehouse Site:      The south side of Tamaulipas Avenue.

Topography/Terrain:     The sites are generally level and at grade with their
                        roadway frontages. Water retention basins have been improved on the building sites.

Street Improvements:

   Manufacturing Site:  Streets are improved with asphalt paving and concrete curbs. H Street is a two lane, bi-directional interior neighborhood street, while General Lauro Villar is a four lane, bi-directional arterial with center raised median. A turn lane is installed at the subject's side street.

   Warehouse Site:      The frontage street is improved with asphalt paving and
                        concrete curbs. Tamaulipas Avenue is a four lane, bi-directional arterial with center raised median, asphalt paving and concrete curbs. A turn lane is installed at the subject's site.

Soil Conditions:        We did not receive nor review a soil report. However, we
                        assume the soils' load-bearing capacities are sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Utilities:              All standard utilities are available to the site
                        including water, sewer, electricity, and telephone service.

Access:
   Manufacturing Site:  The building site is accessed via curb cuts along
                        General Lauro Villar and H Street. Street parking is provided on the adjacent side street.

--------------------------------------------------------------------------------

                                                      Property Description
-------------------------------------------------------------------------------

   Warehouse Site:     The building site is accessed via curb cuts along
                       Tamaulipas Avenue.

Land Use Restrictions: We were not given a title report to review. We do not know of any easements, encroachments, or restrictions that would adversely affect the sites' use. However, we recommend a title search to determine whether any adverse conditions exist.

Flood Hazard:          Based on our inspection of the sites, there is minimal
                       probability of flooding. Additionally, the parking areas are raised slightly above street level to provide water runoff.

Hazardous Substances:  We noted no evidence of toxic waste during our inspection of the site, although it was confirmed that chemical tanks and storage (oxygen, argon and propane in particular) is being conducted on the manufacturing site. However, it is important to note that we are not experts in this field and therefore recommend the inspection of the subject by an expert in the field of toxic waste. An environmental assessment on the sites was not made available during the preparation of this report. This appraisal is predicated on the assumption that hazardous substances do not exist, however if concerns exist, we recommend site assessments be conducted.

Comments:

  Manufacturing Site:  Overall, the subject site is suited in the current market for its intended use, light industrial development. Considering current land use patterns in the neighborhood, the site is typical of older industrial facilities in the community. It has fair to average locational characteristics as an industrial site. We were provided two documents that were a result of direct ownership recordings. These also documented the parcel sizes, of 152,830 and 217,713 square feet.

   Warehouse Site:     Overall, the subject site is less suited in the current
                       market for its intended use, light industrial development. Considering its frontage and current land use patterns in the neighborhood, the site is typical of retail developed parcels, rather than industrial uses. It has above average locational characteristics and caters to a retail use. This is one reason why the underlying zoning was recently modified from industrial to retail.
                       The site size of 3.99 acres was provided by Zenith.

Improvements Description - Manufacturing Facility

     The subject property consists of one, one and two-story industrial facility having a building area of 196,442 square feet. The project was completed between 1971 and 1973 on an 8.51 acre site. Periodic interior renovation, including the additions of new walls, have since been made as production demands have changed.

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                                     -32-

                                                        Property Description
-------------------------------------------------------------------------------

     Based on a building area of 196,442 square feet and a building site of 8.51 acres, or 370,543 square feet, an improvement ratio of 53 percent is indicated. The south half of the building has a second floor mezzanine area used for manufacturing. The improvements are considered to be in average overall condition at the time of inspection. The facility provides adequate open paved surface parking. Representatives of Zenith provided the building area calculations, building sizes and land area dimensions. However, we were unable to review building plans. The project is currently 100 percent occupied by the owner/occupant. The physical inspection, coupled with comments by the facilities manager, provided the basis for the following improvement description.

General Data
      Year Built:           1971 to 1973

   Building Description
      Size:                 196,442 square feet

   Construction Detail
      Foundation:           Reinforced concrete slab

      Walls:                Masonry block construction, with painted finish.
                            Minimal building fenestration.

      Floors: Sealed concrete slab in warehouses, and manufacturing, commercial grade carpet, and composition tile in the office areas.

      Roof Structure/Cover: Prefab metal trusses with high rib metal deck and built up roof or corrugated metal covers.

      Windows:              Aluminum fixed-pane windows of various sizes

      Pedestrian Doors:     Hollow metal exterior doors in the warehouses and
                            manufacturing areas; metal framed plate glass in main entrances and hollow core wood doors in the offices.

      Loading Doors:        There are overhead doors in the manufacturing area.

      Ceiling Height:       9 feet in the office area and 15 to 22 feet in the
                            warehouse and manufacturing areas.

Mechanical Detail
      Heating and Cooling:  The buildings have roof-mounted, electrical force cool air-conditioning units.

      Plumbing Service:     The buildings have separate restroom facilities for
                            the warehouse/manufacturing areas and smaller, private

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                                     -33-

                                                       Property Description
-------------------------------------------------------------------------------

                         bathrooms in the offices. Electric water heaters supply hot water to the buildings. A reverse osmosis water system is provided for the drinking water.

    Electrical Service:  Electric service is assumed to meet all local municipality code.

      Fire Protection:   Fully sprinkler system with a self contained holding
                         tank installed on-site.

    Security Protection: Fenced lot with guard gates and security alarms installed throughout the building. Full time security personal are on-site.

   Interior Detail
      Floor Covering:    Offices feature composition tile and carpet coverings;
                         warehouse and manufacturing has exposed concrete slab

      Interior Walls:    Painted and textured gypsum board in the offices

      Ceiling: Nine-foot ceilings with 2' x 4' or 2' x 2' suspended tile in the offices; no finish in warehouses except for insulation

      Lighting:          Suspended fluorescent lights in warehouse and
                         manufacturing; recessed fluorescent fixtures in office suites

Hazardous Substances:    We are not aware of any other potentially hazardous
                         materials (such as formaldehyde foam insulation, asbestos insulation, radon gas emitting materials, or other potentially hazardous materials) which may be used in the construction of the improvements. The improvements are built of modern materials. However, we are not qualified to detect such materials and urge the client to employ an expert in the field to determine if such hazardous materials are present.

Americans with Disabilities

 Act Compliance:         The subject property is in Mexico and is not subject to
                         the American with Disabilities Act (ADA). We have assumed the improvements are not under the jurisdiction of compliance and therefore, no modifications are required.

Site Improvements

   On-site Parking:      The site improvements consist of concrete curbs and
                         sidewalks, chemical and water storage tanks, chain link perimeter fencing, metal gate, security lighting attached to


--------------------------------------------------------------------------------

                                                      Property Description
-------------------------------------------------------------------------------

                         the building and on pole mounts. The site is asphalt paved and some gravel areas are evident due to the lack of paving upkeep. However, the cost to resurface is not considered an economic return.

   Landscaping:          The property has small trees, shrubs and grass along
                         General Lauro Villar.

Comments:                The subject building improvements were completed in two
                         phases between 1971 and 1973. The improvements are considered to be in average condition. The roof cover on the building was partially replaced in the last three years (one-third) and the remainder in the last five years. The normal life expectancy of a building of this type is considered to be 45 years. Because of the average condition and average maintenance of the facility, the effective age is less than the actual average age of 26 years. We have estimated the effective age at 20 years, and remaining economic life at 25 years. The quality of the subject improvements, including the layout and functional utility, are rated average.

                         The improvements offer functional utility for only those users not requiring substantial clear heights, large rooms and can operate in a two story manufacturing environment. Further, shipping and receiving (distribution) features are limited within the building and the subject's location in a dense urban area further compounds large scale distribution.

Personal Property        No personal property within the building was
    Included:            included in the analysis.

Improvements Description - Warehouse Facility

     The subject property consists of a one-story, two building warehouse facility having a building area of 55,000 square feet (one building reported at 22,000 square feet, 33,000 square feet for the other). The project was completed between 1971 and 1973 on a 3.99 acre site. The improvements have not undergone renovation, and are considered to be dilapidated due to the building structure to be in poor physical condition. All structural components are considered to warrant renovation and the basic interior finish needs to be completely replaced. Further, it is reported that much of the building's mechanical and electrical systems need updating.

     Based on a building area of 55,000 square feet and a building site of 3.99 acres, or 173,804 square feet, an improvement ratio of 32 percent is indicated. This is low for industrial properties of this type. Representatives of Zenith provided the building and land sizes. We were unable to review building plans. The project is only partially occupied by the owner/occupant due to the physical condition of the property. The physical inspection, coupled with comments

--------------------------------------------------------------------------------

                                                      Property Description
-------------------------------------------------------------------------------

by the facilities manager, and area industrial building owners indicated the building improvements to be inadequate for standard warehouse operations. As will be discussed within the Highest and Best Use analysis, we gave no value consideration to these building improvements.

                                                                          ZONING
--------------------------------------------------------------------------------

Manufacturing Building

   The subject site is zoned Light Manufacturing, by the city of Matamoros. The "Licencia de Uso de Suelo" which is the zoning permit to construct the subject improvements was issued by the government on upon completion of construction and reissued annually. The subject improvements appeared to comply with all the requirements establish by the state of Tamaulipas law for urban development under article 5to. Fracion II y 125 de la Ley 101 de Desarollo Urbano para el Esatado de Tamaulipas. In Mexico, a property could be zoned a certain classification but if it does not have the license for the certain use or the "Licencia de Uso de Suelo", it would be in violation and the user could be forced to cease operations. Municipal officers in Tamaulipas indicated that the property is in compliance. The subject property is zoned light manufacturing use and is also reportedly in compliance with all zoning requirements. Additionally, local building contractors indicated that zoning requirements permit a maximum improvement ratio of 70 percent of the land area.

Warehouse Building

   The subject site was previously zoned Light Manufacturing, by the city of Matamoros. The "Licencia de Uso de Suelo" which is the zoning permit to construct the subject improvements was issued by the government on upon completion of construction and reissued annually. The last reissuance provided for a change in the land use from industrial to retail/residential. This was reportedly done due to the subject's location being non-industrial oriented brought about by abutting land uses. Adjacent developments are retail oriented and the subject's frontage provides for high volume traffic.

   Although the subject improvements do not reportedly comply with current zoning requirements, the existing warehouse use is considered a grandfathered, permitted use. However, if the improvements were demolished, it would be unlikely that they could be replaced. Further, an analysis of the site's municipal land use controls currently restricts industrial uses. Thus, the subject building improvements are considered to be a legal, nonconforming use.

--------------------------------------------------------------------------------

                                               REAL ESTATE ASSESSMENTS AND TAXES
--------------------------------------------------------------------------------

Real Estate Taxes and Assessments

   The subject properties were constructed between 1971 and 1973 and periodically assessed for tax purposes. However, the subject are two single tenant buildings and taxes are the responsibility of the tenant. The tenant, in this case the owner, has paid all previous real estate taxes. Because of the lack of comparative buildings in the city of Matamoros and the state of Tamaulipas, and that under this analysis all real estate taxes would be the responsibility of the tenant (does not affect the income to the owner), we have not attempted to estimate the reasonableness of the subject's real estate tax. Further, the local taxing and assessment office could not provide us with an estimate of the subject's real estate taxes.

   Real Estate taxes in Mexico are very low compared to the United States. It is unlikely that the subject would be assessed and taxed based on the estimation of market value concluded within this report.

--------------------------------------------------------------------------------

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

Highest and Best Use of Site

   According to the Dictionary of Real Estate Appraisal, Third Edition (1993), a publication of the Appraisal Institute, The highest and best use of the site as though vacant is defined as:

   Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.

   We evaluated both sites' highest and best use as if vacant and as currently improved. The highest and best use must meet four criteria. The use must be:

   (1) Legally permissible;
   (2) Physically possible;
   (3) Financially feasible; and
   (4) Maximally productive.

AS IF VACANT -- MANUFACTURING FACILITY

Legally Permissible

   The first test concerns permitted uses. In the case of the subject, we are analyzing two parcels of land assembled to form one building site, encompassing
8.51 acres. According to our understanding of the zoning ordinance noted earlier, the site may be improved with structures that accommodate a variety of light manufacturing, office and accessory uses. As previously reported, the subject site appears to be a legal and conforming use.

   We would note there are no intended changes in land use regulations for the site or the immediate area of the neighborhood. Therefore, if vacant, the subject site could be improved with a similar use as currently exists on the subject building site. Therefore, we view zoning as imposing no measurable valuation constraints and buildings as large as 70 percent of the site area could be improved. Additionally, there are no known deed restrictions that would prohibit development.

Physically Possible

   The second test is what is physically possible. As discussed in the Property Description, the site's size, soil, topography, etc., does not physically limit each site use. Its size is large enough to accommodate most permitted uses under current zoning. The site is fully improved, provided with all utilities, has level topography and fair accessibility for an industrial facility. Thus, there are no physical barriers that would restrict development, however the urban location makes large scale distribution and heavy manufacturing uses an unlikely development alternative.

Financially Feasible

   Based on our analysis, the Matamoros real estate market has shown stable vacancy levels, rental rates and sustained growth in new supply. Because of steady growth of the local

--------------------------------------------------------------------------------

                                                            Highest And Best Use
--------------------------------------------------------------------------------

economy after the economic crisis of 1994, an increased demand for space occurred in most maquiladora markets. However, growth in Matamoros has remained relatively stable. Because of the limited number of developers in the community, construction costs have remained stable. Increased market competition should cause costs and rental rates to decline slightly, although land prices are expected to remain stable.

   The subject site is situated in an intense urban area, with considerable traffic congestion, although its close proximity to the U.S.-Mexico border provides for minimal transportation costs. Within the neighborhood, the subject site has fair accessibility, above average street visibility, but only fair locational characteristics for industrial users.

   The feasibility of a new project depends on the desire of a company to locate in the city. The industrial market has been driven by built-to-suit projects. Based on year-end 1997 vacancy and 1997 absorption levels, less than a one-year's supply is available within Matamoros and within the subject's submarket. The submarket rental rates on new product ranges from $4.75 to $5.70 and when considering typical owner expenses and turnkey build-to-suit costs of $30 to $36 per square foot, including land, the first year rate of return ranges from 14.7 to 14.8 percent, supporting feasibility. However, the financial feasibility of any project will depend on the continued desire of a firm to move to Matamoros, and indications are that future demand will remain similar to historical levels.

   Matamoros has a feasibility based on its established reputation as being one of the first maquiladora markets. However, some new maquiladora operators are opting for locations at the interior of the country and increased demand has been experienced in Reynosa, Matamoros's closest competing maquiladora community. This is due to the above average employee turnover experienced by area manufacturers, particular compared to some of the communities at the interior of the country and the intense marketing of Reynosa by its sister city, McAllen. Regardless, new companies entering this market are finding out that a relocation from the U.S. to Matamoros, increases productivity at some of the lowest labor costs in the world. The result of operations in facilities that could be constructed on the subject site, could provide labor cost savings to cover the cost of a building in one to three years.

Maximally Productive

   In our opinion, the improvement of the subject site with light industrial uses would be physically possible and legally permissible, and financially feasible, even under a speculative construction basis. However, yield rates would be increased if an owner occupant was predetermined. Many potential manufacturers cannot meet building demands from existing inventory in Matamoros, or other northern Mexico communities oriented toward large industrial occupancies and have been unwilling to wait for a lengthy build-to-suit transaction. Thus, the maximally productive use of the site would be for the development of light industrial space oriented towards single tenant occupancy.

Conclusion - As If Vacant

   The highest and best use of the subject site, as if vacant, is believed to be for light industrial development. The site benefits from a location within an intense urban area with close proximity to the U.S.-Mexican border. The metropolitan area has shown continued stability in attracting maquiladora companies to the city. In addition, a build-to-suit development

--------------------------------------------------------------------------------

                                                            Highest And Best Use
--------------------------------------------------------------------------------

is always feasible, as the cost and profit requirements of the developer are being met by market rent levels and construction costs.

AS IF VACANT - WAREHOUSE FACILITY
Legally Permissible

   The first test concerns permitted uses. In the case of the subject, we are analyzing one parcel of land forming one building site, encompassing 3.99 acres. According to our understanding of the zoning ordinance noted earlier, the site may be improved with structures that accommodate a variety of retail, residential and accessory uses. These restrictions would affect all future developments on the subject site.

   We would note that the recent changes in land use regulations for the site conform to its frontage location on a high traffic arterial and adjacent to retail developments. The site size of most likely to large for a single retail user, but, would also lend itself for residential development. Therefore, if vacant, the subject site could not be improved with a similar use as currently exists on the subject building site. Therefore, we view zoning to impose measurable constraints on the valuation process in the following, as improved, analysis.

Physically Possible

   The second test is what is physically possible. As discussed in the Property Description, the site's size, soil, topography, etc., does not physically limit the sites use. Its size is large enough to accommodate most permitted uses under current zoning. The site is fully improved, provided with all utilities, has level topography and above average accessibility for a potential retail use. Thus, there are no physical barriers that would restrict development.

Financially Feasible

   Based on our analysis, the Matamoros real estate market has shown stable vacancy levels, rental rates and sustained growth in new supply. Because of steady growth of the local economy after the economic crisis of 1994, an increase in industrial demand for space occurred in most maquiladora markets. However, growth in the retail and office markets have been more limited within the subject and competing communities. The growth of Matamoros has stabilized based on industrial development. Further, the earning power of employees has remained constrained due to the maquiladora industry and retail expansion has lagged substantially. An observation of the market indicates that primarily redevelopment of existing facilities in the community is the predominance and the lack of vacant sites for expansion will warrant future renovation opportunities.

   The subject site is situated in an intense urban area, with considerable traffic congestion, and it has close proximity to the U.S.-Mexico border. Within the neighborhood, the subject site has above average accessibility, street visibility, and locational characteristics for retail users. However, industrial users are currently opting for established industrial parks at the peripherial of the community. These industrial parks have conforming uses and provided for similar architectural and land use controls typifying industrial uses. These uses are generally not being developed within the immediate vicinity of the subject site.

   The feasibility of a new retail project depends on the potential revenue that a specific retailer can experience. Most retail users would desire a major arterial location, with the most

--------------------------------------------------------------------------------

                                                            Highest And Best Use
--------------------------------------------------------------------------------

desirable locations at major intersections. Although the subject has an interior block location, it does provide a retail orientation and a conforming use could be developed based on demand. Because most retail establishments are owner occupants, it is likely that this type of development would best fit the prospective development of the subject site. Thus, the price that could be paid for the site by a buyer would be purely the economic incentive that a specific retailer could obtain given their profitability and notable competition in the area.

   Residential expansion is occurring in the market and an adjacent parcel was purchased in 1998 for residential development. The developer indicated that demand is above expectations and has resulted in a feasibly alternative use that would be appropriate for the subject site. Thus, the subject could be oriented toward mixed use, retail and residential development.

Maximally Productive

   In our opinion, the improvement of the subject site with retail uses would be physically possible and legally permissible, and financially feasible, even under a speculative construction basis. Retailers have limited available building supply in Matamoros, and the market has not been expansionary. This is due to many resident's disposable income being spent on the U.S. side of the border, rather than expanding the Matamoros market. However, as the Brownsville and Matamoros communities become more co-dependent, retail expansion should occur in the near term in the Matamoros market. It has been noted that residential expansion is now occurring. Thus, the subject site represents an infill site that would be desirable for future retail expansion, particularly by an owner user and dense residential development. Thus, the maximally productive use of the site would be for the development of retail space oriented towards single tenant occupancy, with the residual portion of the site oriented toward residential housing development.

Conclusion - As If Vacant

   The highest and best use of the subject site, as if vacant, is believed to be for owner occupied retail development, with the residual portion of the site oriented toward residential housing development.. The site benefits from a location within an intense urban area with close proximity to the U.S.-Mexican border. The metropolitan area has shown industrial expansion and the country is allowing free market competition that is attracting typical U.S. and international retailers. In addition, a build-to-suit development is always feasible, as the cost and profit requirements of the developer would be met by market rent levels and construction costs.

AS IMPROVED - MANUFACTURING FACILITY
Legally Permissible

   As previously stated the subject's zoning permits light industrial uses. It appears the improved components of the subject site are a legal and conforming use, thereby satisfying the legal permissibility criterion.

Physically Possible

   As previously stated in the Property Description section of this report, the overall design and condition of the noted improvements restricts most occupancies, with significant interior and structural renovation. Further, the design is for large scale warehousing, which is not a typical use within Mexican maquiladora communities. A warehouse use would limit the number

--------------------------------------------------------------------------------

                                                            Highest And Best Use
--------------------------------------------------------------------------------

of potential maquiladora operators that could utilize the subject facility. However, in view of the subject's zoning and physical characteristics, the existing development is considered to warrant substantial renovation, if not complete razing of the structure.

Financially Feasible

   Since the subject was constructed as an owner occupied facility, it has incurred no vacancy since its construction. General real estate operating expenses are reported to be typical of larger industrial facilities in the region. In addition, the space is sufficiently functional to allow only one occupant to generate sufficient income to exceed expenses. Therefore, the continued use of the subject as an industrial use, with occupancy by one tenant.

Maximally Productive

   The subject improvements have been concluded as being physically supportable, legally permissible and financially feasible. Demolition and/or significant renovation are not considered to be financially feasible alternatives. Therefore, as no other utilization of the improvements would result in a higher value, it has been determined the maximally productive use is as improved.

Conclusion

   Based on our analysis, we believe the current use of the site, as improved, represents a proper use of the site within the definition of highest and best use. However, the improvements due have some functional deficiencies that precludes occupancy by some maquiladora operators and these functional deficiencies cannot be cured given existing building design. Thus, the subject is considered to warrant below average appeal in the maquiladora market.

AS IMPROVED - WAREHOUSE FACILITY
Legally Permissible

   As previously stated the subject's zoning permits only retail and residential uses. The current light industrial facility improved on the site was built in conformance with historical municipal restrictions, which have recently changed. Thus, the existing improvements are considered a grandfathered use. It appears the improved components of the subject site are a legal, but nonconforming use. It is unlikely that they could be replaced if a major portion was demolished.

Physically Possible

   As previously stated in the Property Description section of this report, the overall design for warehousing is typical of older facilities. However, the buildings physical condition is poor. It is need of structural, mechanical and interior finish renovation. The property owner utilizes the facility for only limited warehousing. In view of the subject's zoning and physical characteristics, the existing development does not satisfy the physically possible criterion of highest and best use as improved.

Financially Feasible

   Since the subject was constructed as an owner occupied facility, it has incurred no vacancy since its construction. However, maquiladora communities are typically not competitive warehousing markets. Rather, increased building costs and low labor costs versus their sister, U.S. city provide for only a manufacturing competitive advantage. In all cases were a

--------------------------------------------------------------------------------

                                                            Highest And Best Use
--------------------------------------------------------------------------------

maquiladora market is situated in close proximity to a U.S. city, the maquiladora market benefits from the manufacturing operations and the U.S. city benefits from the warehousing. The subject owner has a warehouse facility in McAllen, Texas.

   For the last six months, the subject has been offered on the market for $750,000. This equates to $13.64 per square foot when applied to the building area, and $4.32 per square foot when applied to the land area. However, limited interest was expressed in the facility and the current offer for $3,500,000, includes the manufacturing facility. As indicated, we have estimated the market value of this manufacturing facility at $3,450,000. Thus, the $50,000 Difference between the market value and the purchase price results in the allocated price of the subject warehouse facility. However, this equates to only $0.91 per square foot when applied to the building area, and $0.29 per square foot when applied to the land area. It is obvious at this allocated price that no contributory value is being allocated the building improvements. However, given the commercial potential of the site, as if vacant, a land value above the allocated price is reasonable. A general concensus of the market is that commercial land of this type would exceed $1.00 per square foot and recent residential land sales have occurred around $12.00 per square foot.

Maximally Productive

   The subject improvements have been concluded as warranting considerable renovation. Further, they are not legally permissible under current land use restriction, or financially feasible given their physical and locational characteristics. Demolition and/or significant renovation is considered to be a financially feasible alternative. Therefore, as other utilizations of the improvements would result in a higher value, it has been determined the maximally productive use is for demolition, with eventual retail development when owner or tenant demand is exhibited.

Conclusion

   Based on our analysis, we believe retail development of the site represents a proper use of the site within the definition of highest and best use. As improved, the improvements have physical and economic deficiencies that precludes most industrial warehouse users. The lack of contributory value of the building improvements is attested by the current offer for the property. Further, retail use is confirmed by the highest and best use test, as if vacant. As a result, we will analyze only the market value of the land. The costs associated with demolishion will likely be offset by any contributory value of the building components and no deduction from land value has been considered.

--------------------------------------------------------------------------------

                                                           VALUATION METHODOLOGY
--------------------------------------------------------------------------------

   Appraisers have three approaches available to them in valuing improved property: the Cost Approach, the Sales Comparison Approach and the Income Approach. In most instances, the real property interest being appraised (e.g., fee simple, leased fee or leasehold) will dictate the validity of a particular approach.

   The subject property is located in the city of Matamoros, state of Tamaulipas, Mexico. The subject manufacturing facility was constructed for the owner/tenant between 1971 and 1973. Furthermore, the subject property is owned by a U.S. corporation that also has facilities in the U.S., as are most major maquiladora facilities in Matamoros. Previously, most projects were built by the specific company, with the use of a local building contractor, and occupied by the owner. However, in the last few years, the demand in the rental market has increased and lending institutions are just now starting to provide financial leverage to real estate investors. Based on these facts, all three approaches to estimate value, Cost Approach, Sales Comparison Approach and Income Approach will be used in our analysis.

   Regarding the manufacturing facility, a detailed Cost Approach was performed, although the older building age makes estimating depreciation somewhat subjective. Improved sales of similar facilities to perform a Sales Comparison Approach were also found in Matamoros and additional research uncovered sales throughout the Frontier communities of northern Mexico that could also be used for comparisons. The recently negotiated lease activity and properties available for lease were limited within the community of Matamoros and was supplemented by additional lease information in Reynosa. These were relied on in estimating market rent and deriving a value via the Income Approach.

   Because no contributory value was given the warehousing improvements, we have considered only a land value estimate. This was conducted through the use of the Sales Comparison Approach.

   The appraisal process is concluded by a review and re-examinations of each of the approaches to value that have been employed. Consideration is given to the type and reliability of data used, and the applicability of each approach. Finally, the approaches are reconciled and a final value conclusion is estimated.

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                                     -45-

                                                                   COST APPROACH
--------------------------------------------------------------------------------

Methodology

   This approach to value consists of an analysis of the physical value of the property. The principle of substitution, which forms the underlying rationale of this approach, holds that no prudent person will pay more for a property than the amount with which he can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility.

   In the Cost Approach, the following ten steps are typically employed to reach an estimate of value:

   (1) Estimate the value of the land as though vacant and available to be developed to its highest and best use;

   (2) Estimate the replacement cost of the primary structure(s) as of the effective appraisal date. The estimate includes both direct (hard) costs and indirect (soft) costs;

   (3) Estimate other costs (indirect costs) incurred after construction to bring the new, vacant primary structure(s) up to market conditions and occupancy levels;

   (4) Estimate an appropriate entrepreneurial profit from an analysis of the market;

   (5) Add estimated replacement or reproduction cost, indirect costs, and the entrepreneurial profit, often expressed as a percentage of total direct and indirect costs, to arrive at the total replacement or reproduction cost of the primary structure(s);

   (6) Estimate the amount of accrued depreciation in the structure, which is divided into three major categories; physical deterioration, functional obsolescence, and external obsolescence;

   (7) Deduct the estimated accrued depreciation from the total reproduction or replacement cost of the primary structure(s) to derive an estimate of the depreciated replacement cost;

   (8) Estimate replacement costs and depreciation for any accessory buildings and site improvements, and then deduct the estimated depreciation from the replacement costs of these improvements. Site improvements and minor buildings are often appraised at their net value, i.e., directly on a depreciated cost basis;

   (9) Add the depreciated replacement costs of the primary structure(s), the accessory improvements, and the site improvements to obtain the estimated total depreciated replacement cost of all the improvements; and

   (10) Add the site value to the total depreciated replacement cost of all the improvements to arrive at the indicated value of the fee simple interest in the property.
--------------------------------------------------------------------------------

                                                                   Cost Approach
--------------------------------------------------------------------------------

Land Valuation - Manufacturing Facility

   Depending on the specific appraisal assignment and/or the value being sought, any of the following methods may be used to value land that is vacant or considered to be unimproved or vacant.

   The first method is the Sales Comparison Approach, which is the process of analyzing sales of reasonably similar, recently sold sites in order to derive an indication of the most reasonable and probable market value of the land being appraised.

   The second method is the Land Residual Approach, which is a valuation technique based upon the premise that income can be divided between land and improvements, and that the residual income to the land can then be capitalized into a value.

   A third procedure, the Subdivision Development Method, may sometimes be used to estimate the value of vacant, usually undivided land, through a process of analyzing the cost to development (including profit) and interest carry relative to the anticipated gross income from the retail sales of individual lots or tracts.

   The fourth and fifth methods, the Allocation and Extraction methods, which are two techniques that permit the distribution of the total value or sales price of a property between land and building.

   The last procedure is the Ground Rent Capitalization method, where ground rents can be capitalized at an appropriate rate to indicate the market value of a site.

   Under the right circumstances, any of the preceding methods may be useful in forming the basis of a valid estimate of land value. However, given the availability of sales data, the Sales Comparison Approach is considered to be the best approach toward valuing the subject site. The most widely used and most market-oriented unit of comparison for properties such as the subject is the sales price per square foot. All of the comparable sales were compared on this basis and adjustments were made to the various comparables. On the following page is a summary of the sales we found most comparable to the subject. These are a culmination of reviewing all known industrial subdivision activity in the community in the last three years. Only sales within Matamoros were considered reliable for comparison.

   As noted earlier, the subject site is zoned for industrial development under the jurisdiction of Matamoros. The subject site is similar in location, access, visibility, development potential, but differ in size. This analysis will consider the aggregate area of the subject site.

   According to our highest and best use analysis, we have concluded single-tenant industrial uses would be the most likely development for the subject site. Accordingly, a search was conducted for comparable land sales deemed to be conducive to similar development.

--------------------------------------------------------------------------------

                                                                   Cost Approach
--------------------------------------------------------------------------------

                             COMPARABLE LAND SALES

                              From end of report



--------------------------------------------------------------------------------

                                                                   Cost Approach
--------------------------------------------------------------------------------

Land sales map



--------------------------------------------------------------------------------

                                                                   Cost Approach
--------------------------------------------------------------------------------

   The comparables analyzed include five land sales zoned for industrial development that have occurred in Matamoros in the last 36 months. The preceding table depicts a summary of the land comparables.

   Note that certain adjustments to the sales will be made for comparison purposes, but a degree of subjectivity is involved. We were unable to support the magnitude of the adjustments by paired sales analysis, but the adjustments do reflect our thought processes in comparing one transaction with another.

Property Rights Conveyed

   All of the comparable sales involved vacant parcels of land unencumbered by any leases. Therefore, all of the sales set forth herein represent the transfer of the fee simple estate. Consequently, no adjustments are warranted for differences in property rights conveyed.

Seller Financing/Cash Equivalency

   The sales were purchased on an all cash, or cash equivalent basis. Since we are valuing the subject site based on a cash equivalent sale, no adjustment is necessary.

Conditions of Sale

   Sometimes sales involve certain elements, which motivate the buyer or seller to pay or accept more or less than the market value of the property. When such influences differ from typical market conditions, adjustments are required. All of the comparables were subject to normal (or typical) conditions of sale and required no adjustment.

Market Conditions

   An adjustment for market conditions, often referred to as a time adjustment, reflects a change in the market from the sale date of the comparable to the valuation date of the subject property. An analysis of real estate trends indicates that the market for Matamoros has remained stable since the December 1994 devaluation of the Mexican peso.

   Since the mid-1995 oldest sale comparable, rental rates on improved product have also remained relatively stable, as had net absorption. The high level of market activity has caused vacancies to increase in light of initial speculative building projects being constructed. But construction costs are just starting to decline due to the competitiveness of the market. It is difficult to measure these factors relative to changes in land value over the last 36 months.

   A review of land sales that have occurred since 1995, indicated a stability in industrial land prices. Another consideration is for changes in economic characteristics of the community, particularly as they relate to the value of the peso. In 1995, the average exchange rate was 6.4, increasing to 7.6 in 1996,
7.9 in 1997 and increasing substantially to 9.1 in 1998. At the date of inspection, the peso was trading at 10.7 for each U.S. dollar. This change directly affects the economics of Mexican real estate and the economy. Because of the economic characteristics of the community, coupled with increased land supply at lower costs situated at the peripheral of the community, a downward adjustment for changes in market conditions was supported.

--------------------------------------------------------------------------------

                                                                   Cost Approach
--------------------------------------------------------------------------------

Location

   An analysis of location involves factors such as proximity to a labor force, major thoroughfares, surrounding influences, and area amenities. The proximity to a labor force is critical in a country like Mexico that does not have a good public transportation system and few industrial employees have automobiles.

   Sale L-1 is situated in the Ciudad Industrial Park, and of the three parks in the community, it is considered the least desirable. This is due to its somewhat peripheral location. An upward adjustment is necessary to reflect the market value of the subject.

   Sales L-2, L-3 and L-5 are industrial sales within the Finsa Industrial Park, the most desirable industrial location in the city. These sales warrant downward adjustments to reflect the subject's inferior locational characteristics. Sale L-4 is situated immediately outside the Finsa's park boundaries and considered to have similar locational attributes as the subject.

Access/Visibility

   For most industrial properties, easy access, visibility and exposure to a major arterial are helpful but are not paramount for developmental success. However, properties may differ in terms of frontage, access to a heavily traveled arterial or highway access. Values for vacant industrial land are influenced by access to highways. It is our opinion that no adjustments to the comparables are warranted.

Zoning

   Adjustments for zoning can be related to several issues, including density, site coverage (floor area ratio), other restrictions, such as open space requirements, etc. The main focus of adjustment under the zoning category would be for use restrictions. As all of the comparable sales are industrially zoned and would allow a similar industrial development as what exists on the subject site, no adjustment is warranted.

Utility

   The analysis of site utility considers such physical characteristics as shape, depth, frontage, plottage, corner influence, topography, zoning, the availability of utility services, and encumbrances, i.e. the overall usability of the land. The shape of a property has the potential to restrict the overall utility. The lack or presence of easements and/or restrictions must also be considered in the comparison process.

   As described previously, the subject site consists of one building site of irregular configuration, but has level topography that does not affect the costs of development. All the sales have level topography, which does not increase the costs of development relative to the subject. None of the comparables have any adverse physical factors, such as flood plain, easements, encroachments, or obvious environmental problems, etc., that influenced their respective purchase prices. Like the subject, each of the comparables offer adequate shape, depth and the availability of utility services.

Density/Size

   The subject encompasses 8.51 acres of land; whereas, the comparables range in size from 1.00 to 9.00 acres. Generally, the rule of quantity discount dictates that the larger the size,

--------------------------------------------------------------------------------
                                     -51-

                                                                   Cost Approach
--------------------------------------------------------------------------------

the smaller the price per unit, all other factors being equal. However, to a certain degree, a larger site will allow greater site flexibility in terms of design and layout and may result in lower development costs because of the economies of scale. The land comparables did support the need for an adjustment to Sale L-2 due to variations in size. The following table illustrates the adjustments made to the land comparables.

===========================================================================================
Land Comparables                           1          2           3           4           5
===========================================================================================
Unadjusted Sale Price               $260,000    $87,120    $326,700    $427,000    $490,000
  Property Rights Conveyed                0%         0%          0%          0%          0%
  Financing Terms                         0%         0%          0%          0%          0%
  Condition of Sales                      0%         0%          0%          0%          0%
  Market Conditions                     -10%       -20%        -20%        -30%        -30%
                                        ----       ----        ----        ----        ----
Total Adjustments                       -10%       -20%        -20%        -30%        -30%
                                        ----       ----        ----        ----        ----
Adjusted Sale Price                 $234,000    $69,696    $261,360    $298,900    $343,000
Adjusted Price/Sq. Ft.                 $1.07      $1.60       $1.20       $0.98       $0.87

Locational & Physical Adjustments
  Location                              +10%        -5%         -5%          0%         -5%
  Access/Visibility                       0%         0%          0%          0%          0%
  Zoning                                  0%         0%          0%          0%          0%
  Utility                                 0%         0%          0%          0%          0%
  Density/size                            0%       -25%          0%          0%          0%
                                          --       ----          --          --          --
Total Adjustments                       +10%       -30%         -5%          0%         -5%
                                        ----       ----         ---          --         ---
Final Adjusted Price Sq. Ft.           $1.18      $1.12       $1.14       $0.98       $0.83
-------------------------------------------------------------------------------------------
Average Price Per Sq. Ft.              $1.05
===========================================================================================

   The comparable properties range from cash equivalent prices of $1.19 to $2.00 per square foot before the adjustment process. The indicated value of the subject property after making the necessary adjustments, results in a value ranging from $0.83 to $1.14 per foot, with an average of $1.05 per square foot. Sales L-2, L-3 and L-4 produced an adjusted sales price range from $1.12 to $1.18 per square foot, an appropriate range to reflect the market value of the subject.

   We have estimated the subject's market value of $1.15 per square foot for the subject site. This is only slightly above the average adjusted square foot price and considers most weight were given to the adjusted sale prices of Sales L-2, L-3 and L-4. Based upon the subject's highest and best use, it is our opinion the aggregate value of the subject site is calculated as follows:

   370,543 Square Feet x $1.15/Square Feet =               $426,124
                                           Rounded         $430,000

Land Valuation - Manufacturing Facility

   Because of the lack of recent market expansion in the retail sector, we could not confirm any recent commercial land sales. In addition to contacting the State transfer office, local brokers and developers, we also contacted a building managers at newly constructed retail factilities. In all cases, we were informed that the site had been under the same ownership for at least three years.

--------------------------------------------------------------------------------
                                     -52-

                                                                   Cost Approach
--------------------------------------------------------------------------------

   Because the market is just starting its retail expansionary mode, we contacted developers and retailers that may be interested in purchasing the subject facility and their comments are noted. This reflects a price prior to demolishion of the existing improvements, site preparation and any environmental/site studies.

   Automotive Retailer      $1.25 to $1.75 per square foot
   Retail Developer         $1.50 per square foot
   Retail Broker            $1.75 to $2.50 per square foot
   Residential Developer    $7.50 per square foot
   Residential Broker       $6.50 to $8.00 per square foot

   While a survey of this type is somewhat subjective, in our highest and best use analysis, we have concluded single-tenant retail use would be the most likely development for the subject site. However, it appears that residential pricing is exceeding this. The adjacent approximate six acre site sold in 1998 for $12.08 per square foot, after demo of the previous building, site prep and any land use studies. However, that developer indicated that the residential demand for the subject is less, approximately $7.50 per square foot of land are prior to demolition. Further, his development would have to sell out first and spillover demand could then be had at the subject. This would likely be another three to five years, warranting a discount to reflect a present value. Utilizing a typical 25 percent land holding cost, the present value for a four year hold would be around $3.00 per square foot. Since limited sales data is available and we can extract some indication of an allocated price based on the current pending offer, this is considered reasonable to estimate market value.

   We have estimated the subject's market value of $3.00 per square foot for the warehouse site. This is above the square foot price allocated for the manufacturing site, but it is industrial zoned, thus has inferior economic characteristics. Based upon the subject's highest and best use, it is our opinion the aggregate value of the subject site is calculated as follows:

   173,804 Square Feet x $1.75/Square Feet =               $521,412
                                           Rounded         $520,000

--------------------------------------------------------------------------------

                                                              Cost Approach
--------------------------------------------------------------------------------

   Cost of Improvements

   The subject improvements were evaluated in terms of type of construction, design, and building materials to arrive at an estimate of replacement cost. The cost estimate is inclusive of indirect costs such as architectural and engineering fees, legal fees, inspection fees and closing costs, administrative overhead, the contractor's overhead and profit, as well as the developer's entrepreneurial profit. All direct costs for the base structure and tenant improvements, and the following indirect costs:

     1. Plans, specifications, site improvements, and building permits, including working engineers' and architects' fees;
     2. Normal fees and interest on funds during the construction period;
     3. Sales taxes on materials; and
     4. Contractor's overhead and profit includes workmen's compensation, fire and liability insurance, unemployment insurance, etc.

   Our estimate of replacement cost new for the subject improvements is based on information provided by local developers, general contractors and internal information obtained by Cushman & Wakefield/GCI on recently constructed industrial projects. The interviews with developers and general contractors included an itemized discussion of the applicable costs associated with developing the respective project. Additional consideration for soft costs considered in these costs included administrative and legal.

   Because of the high cost of funds associated with lending institutions in Mexico, that few developers, have access to construction financing, that U.S. financing in Mexico is well below their internal lending institutional levels and that many developers build with cash, construction interest costs were not considered in the analysis.

   Because of similarities in tenants, builders and construction material costs throughout the Frontier communities, recently constructed facilities from the city of Reynosa, Chihuahua, Juarez and Hermosillo were considered. A summary of these recent construction projects are summarized:

=================================================================================================================
                                                           Building             Building     Size/        Cost/
      Location            Tenant/Builder                 Description              Cost      Sq. Ft.      Sq. Ft.
=================================================================================================================
Salvarcar Corridor        Nationwide               10% office, 30' clear,     $1,250,000     50,000       $25.00
Juarez, Chihuahua         Processing               AC/Evap
-----------------------------------------------------------------------------------------------------------------
Bermudas Ind. Park        N/A                      10% office, 30' clear,     $2,300,000    100,000       $23.00
Juarez, Chihuahua                                  AC/Evap
-----------------------------------------------------------------------------------------------------------------
Sin Tierra                Intermex                 10% office, 30' clear,     $1,150,000     50,000       $23.00
Chihuahua, Chihuahua                               AC/Evap
-----------------------------------------------------------------------------------------------------------------
C.U.M.                    McCulloch                15% office, 22' clear,     $6,396,936    254,960       $25.09
Hermosillo, Sonora                                 AC/Evap, Mezzanine
-----------------------------------------------------------------------------------------------------------------
Parque Industrial         Finsa                    10% office, 26' clear,     $4,240,000    136,690       $31.00
Reynosa, Tamaulipas                                AC
-----------------------------------------------------------------------------------------------------------------
Finsa Industrial          Finsa                    10% office, 26' clear,     $1,550,000     50,000       $31.00
Reynosa, Tamaulipas                                AC
=================================================================================================================

                                                              Cost Approach
--------------------------------------------------------------------------------

     The cost comparables suggest a direct building cost range of $23.00 to $25.09 per square foot for an industrial buildings in Chihuahua, Juarez, and Hermosillo with 10 to 15 percent office finish, 22 to 30 foot clear height, and AC/Evap throughout the building. However, building costs in Reynosa average $31.00 per square foot for a typical 50,000 to 136,690 square foot facility. Discussions with officers at Finsa indicated the subject would warrant a cost similar to the facilities in Reynosa, at $31.00 per square foot.

     Given the subject's physical characteristics, a cost of $31.00 per square foot cost for typical industrial buildings with 10 to 15 percent office finish, 22 to 30 foot clear height, and AC is appropriate for the subject. We have allocated a replacement cost of $31.00 per square foot, or $6,090,000 rounded, when applied to the 196,442 square foot gross building area.

Developer's Profit

     Developer's profit is difficult to measure in the Frontier communities of Mexico, due to many developer's owning the industrial park (land), build-to-suits have an additional profit percentage on either sales or leases, and developer's are typically the intended tenant of the facility. Only until the last two years were speculative buildings being constructed where developer's profit could be accurately measured, however, few developer's have access to the necessary capital to conduct this on a large scale. Currently, Security Capital is one of the only developer's conducting build-to-suits throughout the country.

   Based on recently constructed projects, developer's profit is ranging from 12 to 20 percent of total project costs. In cases where profit falls around 12 percent, the developer also has equity in the land that increases their return. However, the market has recently become more competitive, requiring slight reductions in developer's profits to the range of 12 to 16 percent. Only those developers with construction financing below 12 percent or provide build-to-suit buildings that are subsequently leased at rates above $5.25 per square foot, can their yields increase above 18 percent.

   The project developer should anticipate a 14.0 percent profit on the total building cost, excluding land. This is at the middle of the range given the subject's size and the economics of the market. The inclusion of a 14.0 percent developer's profit reflects the entrepreneurial profit/incentive to construct the project and is inherent in supporting the development feasibility for income producing properties.

Estimate of Accrued Depreciation

     Accrued depreciation is the difference between the cost new of improvements and the current value of those improvements. Depreciation includes value losses in three basic categories: (1) physical deterioration, (2) functional obsolescence, and (3) external obsolescence.

     The subject improvements are estimated to have an overall economic life expectancy of approximately 45 years. Based on our observations, the effective age of the improvements is 20 years. Therefore, the remaining economic life of the improvements is 25 years. The use of the economic age-life method of estimating deterioration projects a deduction of 44.4 percent (20 years/45 years).

--------------------------------------------------------------------------------

                                                                   Cost Approach
--------------------------------------------------------------------------------

   Functional building deficiencies were noted due to the layout of the building improvements and that their design is uncharacteristic of modern buildings. The comparatively low ceiling height, two-story mezzanine manufacturing area and heavily partition interior reduces the subject's marketability. We have applied a $3.00 per square foot deduction, or $589,326, to reflect these building deficiencies. A deduction for external depreciation was not considered necessary.

                         SUMMARY OF THE COST APPROACH

            Total Cost Improvement                     $6,090,000

            Plus: Developer's Profit                     +852,600
            Less: Accrued Depreciation (Cost only)     -3,293,286
                                                       ----------
            Depreciated Value of the Improvements      $3,649,314
            Add: Land Value                               430,000
                                                       ----------
            Total Property Value                       $4,079,314

            Rounded to:                                $4,080,000

   This value estimate equates to a square foot value of $20.77.

--------------------------------------------------------------------------------
                                     -56-

                                                  Sales Comparison Approach
--------------------------------------------------------------------------------
Methodology

     In the Sales Comparison Approach, we estimated value by comparing this property with similar, recently sold properties in the Frontier communities of northern Mexico. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

     By analyzing sales that qualify as arm's-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The basic steps involved in the application of this approach are as follows:

     (1) Researching recent, relevant property sales and current offerings throughout the competitive area;

     (2) Selecting and analyzing those properties considered most similar to the subject, considering changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional or locational factors;

     (3) Identifying the sales that include favorable financing and calculate the cash equivalent price;

     (4) Reducing the sale prices to common units of comparison, such as price per square foot of building area (in this case gross leasable area);

     (5) Making appropriate adjustments between the comparable properties and the property appraised; and

     (6) Interpreting the adjusted sales data and draw a logical value conclusion.

     The most widely used and market-oriented unit of comparison for properties such as the subject is the sales price per square foot. All comparable sales were analyzed on this basis. We present on the following page a summary of the improved properties we compared with the subject property.

Analysis of Sales

     Our market investigations began with an investigation of improved sales that had occurred in the Matamoros area over the last several years. However, due to low vacancy resulting from minimal tenant turnover, that most build to suit projects have the original tenant still occupying the property and that all speculative buildings being constructed are for lease, few sales have occurred within the immediate community of Matamoros. The building sales investigation was expanded to include a search of industrial sales in northern Mexico communities that also offer similar typed industrial projects, primarily Chihuahua, Juarez, and Reynosa. The criterion we used was improved sales of modern manufacturing facilities that are appropriate for maquiladora operations.

--------------------------------------------------------------------------------

                                                       Sales Comparison Approach
--------------------------------------------------------------------------------

Insert improved sales summary at the end of this report

--------------------------------------------------------------------------------

                                                   Sales Comparison Approach
--------------------------------------------------------------------------------

     Our search included interviews with the following brokerage firms; Enrique Portillo with Cushman & Wakefield/GCI, CB Commercial and Binswanger. We also interviewed the managers of the major industrial parks within the respective communities, the maquiladora managers of most of the property sales and industrial developers with Security Capital and Finsa.

     This sales search uncovered 12 sales and two listings within the respective communities that could be used for comparison. The sales are of typical maquiladora industrial facilities which ranged in size from 25,390 to 229,327 square feet and in effective age from new to 17 years. All, but Sale 10 and 12, are designed for single tenant occupancy. Sale 12 is a six building portfolio which was purchased by a single investor.

     One of the comparables was still under construction at the time of inspection and represent build-to-suit transactions, as do three other comparables. Because of the lack of improved inventory available for sale or lease, maquiladora and typical industrial users typically employ a developer to construct a facility, which they will buy upon completion. This provides the developer with a sure sale and provides the buyer with a building designed for their specific manufacturing use. Many buyers have had to default to this process due to the absence of available buildings, the lack of market knowledge, real estate surveys and individuals knowledgeable of all segments of the market.

     With respect to the overall analysis, it appears the variance in sale prices is primarily associated with the quality of the building, if the build-to-suit design created added building costs and if the building is vacant. A vacant building within these markets reflects a somewaht distressed sale that the markets discounts substantially. However, it is important to address each property in terms of the conventional sequence of adjustments relative to the subject. The following analysis primarily concentrates on differences meriting adjustment.

Property Rights Conveyed

     All but Sale 10 are single tenant facilities that were vacant at the time of sale or purchased as an owner occupant and sold in fee simple. The fee simple interest of the subject is also under consideration. Sale 10 was a two tenant facility with contract lease rates at market levels. Sale 12 was six buildings purchased under a sale-leaseback agreement. A market rent equivalency adjustment is not appropriate for these two sales and no adjustment is warranted for property rights conveyed.

Seller Financing/Cash Equivalency

     According to our conversations with parties familiar with the transactions, the financing for the sales were cash to the seller. No adjustment is warranted for financing.

Conditions of Sale

     We identified no special motivational conditions concerning the comparable sales. Therefore, in our opinion, no adjustments are warranted for special motivational conditions.

Time (Market Conditions)

     Changes in market conditions may be caused by fluctuations in supply and demand, inflation, deflation or other factors. Market conditions generally change over time and,
--------------------------------------------------------------------------------

                                                   Sales Comparison Approach
--------------------------------------------------------------------------------

therefore, changes in market conditions from specific past sales should be considered when making a comparative analysis of the property at the valuation date.

     Another consideration is for changes in economic characteristics of the community, particularly as they relate to the value of the peso. In 1995, the average exchange rate was 6.4, increasing to 7.6 in 1996, 7.9 in 1997 and increasing substantially to 9.1 in 1998. At the date of inspection, the peso was trading at 10.7 for each U.S. dollar. This change directly affects the economics of Mexican real estate and the economy. Because of the economic characteristics of the community, coupled with increased land supply at lower costs situated at the peripheral of the community, a downward adjustment for changes in market conditions was supported.

     This is further compounded by the consolidation of the REIT industry. REIT stock prices have declined substantially in the last four months and were previously a major investor in the market, with Security Capital being one of the largest. They were constructing speculative buildings in the market which reportedly they may not be able to finish or remain in an ownership position due to their high yield requirements (around 18 percent). If they vacate the market, they could provide some vacant buildings at reduced pricing. Because of the economic characteristics of the community, coupled with increased land supply at lower costs situated at the peripheral of the community, a downward adjustment for changes in market conditions was supported.

Other

     This analysis will analyze only the subject manufacturing facility, since the building components of the subject warehouse facility are not considered to have any contributory value to the under lying land value.

     The additional adjustments needed for the comparables are described for each property, with most involving location, condition, age/quality issues or economic characteristics. All sales will be analyzed after the adjustment for excess land, if appropriate. The chart at the end of this analysis will then summarize the comparisons.

     Sales 1, 2 and 3 are situated in the community of Chihuahua, within the state of Chihuahua. Although considered a Frontier community, it is closer to the interior of the country than any communities where sales were included. The result is a lower labor cost and lower employee turnover. Building costs are lower due to the use of evaporative coolers in the warehouse/manufacturing area and lower construction labor costs. Two of the Sales, 1 and 3, produced the lowest square foot prices of the comparables. However, Sale 2, a build-to-suit produced the highest square foot price of the comparables. But this is due to the enhanced physical characteristics of the facility, rather than a superior location. As a result of the previous discussion, these sales were adjusted upward to reflect their location in a community with lower industrial costs.

     Sales 4 and 5 are situated in Matamoros. These sales are similar to the subject in locational characteristics.

     Sales 6, 7, 8 and 9 are situated in Juarez, the largest industrial market where sales could be derived. Although land costs are slightly higher than those in Matamoros, building costs are

--------------------------------------------------------------------------------

                                     -6O-

                                                   Sales Comparison Approach
--------------------------------------------------------------------------------

lower. Also, industrial rental rates are similar. As such, no adjustment was made to these comparables.

     Sales 10 and 11 are situated in Reynosa, a maquiladora community immediately south of McAllen, Texas and also within the state of Tamaulipas. This is Matamoros's directly competing maquiladora market and has similar building owners, developers, costs of construction and rental rates. As such, building sale prices are similar to those reflected in Matamoros. These sales are considered reliable comparisons to the subject.

    Sale 1 reflects an older transaction within Chihuahua that was vacant at the time of sale. It is also one of the largest buildings in the community and reflected a building with considerable physical deterioration. The buyer subsequently remodeled the interior at considerable cost. The $17.44 per square foot price reflects the sale of a vacant building in need of remodeling. Because the subject is actually older in effective age, but lacks deferred maintenance, this comparable is only slightly inferior to the subject in physical characteristics. This sale is appropriate for comparison to the subject, as it represents an older, vacant industrial factility. However, it is an older sale and warrants a large downward adjustment due to changes in market conditions. This adjustment would more than offset the inferior physical condition of this facility. As a result, we conclude that the subject would warrant a market value slightly below $17.44 per square foot.

     Sale 2 consists of the John Deere Cos. recently completed 107,000 square foot light assembly/distribution/office facility. This project opened in April 1997 and took about 9 months to complete. The construction cost was $5,600,000 or $52.34 per square foot, however the project had 30,000 square feet of office (28%) build-out and some specialized tenant improvements. This facility is located in the Parque De Complejo De Industrial and according to our source is located on arguably the best site within the park. The facility is situated on 77 acres, which was purchased for $3,700,000 or $1.10 per square foot. A considerable portion of the land area is excess land and could be resold. An adjustment was made to the price, however at $54.63 per square foot reflects a newer facility with no physical deterioration, has a higher office finish and generally represents a superior facility. Thus, the subject warrants a market value well below $54.63 per square foot.

     Sale 3 consists of a building totaling 92,000 square feet and is situated on 250,000 square feet of land. The initial asking price was $2,300,000,while the contracted sale price was $1,750,000, or $19.02 per square foot of building area. The building was marketed for approximately 12 months and sold in the fall of 1997. This vacant building has approximately 10 percent office build-out, fully sprinklered, had ground mounted air washers (100 percent), a cafeteria and a functional open production area. There is some added land for expansion, but its proximity to the building would make a sale difficult, therefore no excess was considered. Although this reflects a recent transaction, a downward adjustment for market conditions is warranted. At $19.02 per square foot, this comparable warrants a downward adjustment to reflect the market value of the subject.

     Sales 4 and 5 reflect industrial building purchases of similar facilities in Matamoros. They range in price from $32.31 to $34.75 per square foot. These sales reflect substantially newer

--------------------------------------------------------------------------------

                                                   Sales Comparison Approach
--------------------------------------------------------------------------------

construction, with much less physical deterioration. In summary, the subject warrants a market value well below $32.31 per square foot, as indicated by these sales.

     Sales 6, 7, 8 and 9 are situated in Juarez, with Sales 6 and 8 located within the Bermudas Industrial Park and Sale 7 within the Salvacar Corridor. Sale 6 is the listing of a 25,390 square foot industrial facility that is 17 years old and has noted functional deficiencies, including low ceiling heights and partitioned interior. All are considerably smaller buildings. At a lower price range of $25.60 per square foot, this price warrants a further downward adjustment to reflect the subject's market value. Sale 7 is a new facility and Sale 8 is under construction, both build-to-suit projects where the buyer is purchasing the property upon completion of construction. Sale 9 is a 1998 sale of an owner occupied building considered superior in physical attributes to the subject. At $44.23, $31.00 and $46.54, they represent the upper range of pricing in the Juarez industrial market and warrant large downward adjustments to reflect the market value of the subject.

     Sales 10 and 11 are industrial facilities situated in Reynosa. Sale 10 is an 8 year old facility, 83,000 square foot in size and the only multitenant facility considered for comparison. It has a higher office allocation and superior interior finish as the subject. At $50.60 per square foot, this represents the extreme upper market value of maquiladoras in the Frontier communities. Sale 11 is a build-to-suit facility that was recently constructed and was purchased by the tenant at completion. At $34.00 per square foot, a downward adjustment is made to reflect the market value of the subject due to its new construction.

     Sale 12 is the sale-leaseback of six industrial buildings within Juarez. The buyer's motivation was a 14.47 percent capitalization rate, which reflected a value of $36.77 per square foot. While the improvements encompass 485,126 square feet, this sale reflects a superior comparison to the subject due to the superior building characteristics, their leased status and their investment characteristics.

Summary

     Overall, Sale 1 $17.44 per square foot represents the most similar comparison, but a slight downward adjustment is required due to current market conditions. Sales 3 and 6, at $19.02 and $25.60 per square foot reflect slightly superior comparisons. The remaining sales reflect substantially superior comparisons, suggesting the subject warrants a market value below $31.00 per square foot. Discussions with industrial brokers from the respective firms previously noted indicated that a market value of $17.00 to $20.00 per square foot is a reliable indication of market value for the subject.


--------------------------------------------------------------------------------

                                                       Sales Comparison Approach
--------------------------------------------------------------------------------


                           IMPROVED SALES COMPARISON

============================================================================
                                                  Sales     Overall Rating
Comp                                              Price      Relative to
 No.                Property                     Per SF*    The Subject *
============================================================================
   1  Av. Miguel de Cervante No. 140             $17.44    Slightly Superior
      Chihuahua, Mexico
============================================================================
   2  Parque de Complejo de Industrial           $54.63        Superior
      Chihuahua, Mexico
----------------------------------------------------------------------------
   3  Los Americas (Neilson Building)            $19.02        Superior
      Chihuahua, Mexico
----------------------------------------------------------------------------
   4  NEC Av. Ohio and Av. Del Obreno            $32.31        Superior
      Matamoros, Mexico
----------------------------------------------------------------------------
   5  Av. Poniente                               $34.75        Superior
      Matamoros, Mexico
----------------------------------------------------------------------------
   6  Boulevard Gomez Morin                      $25.60        Superior
      Juarez, Mexico
----------------------------------------------------------------------------
   7  Avenue de las Torres                       $44.23        Superior
      Juarez, Mexico
----------------------------------------------------------------------------
   8  Bermudas Industrial Park                   $31.00        Superior
      Juarez, Mexico
----------------------------------------------------------------------------
   9  Johnson Controls                           $46.54        Superior
      Juarez, Mexico
----------------------------------------------------------------------------
  10  Parque Industrial Park                     $50.60        Superior
      Reynosa, Mexico
----------------------------------------------------------------------------
  11  Finsa Industrial Park                      $34.00        Superior
      Reynosa, Mexico
----------------------------------------------------------------------------
  12  6 industrial buildings                     $36.77        Superior
      Juarez, Mexico
============================================================================

   The appraiser conducted an appraisal on the subject in May of 1998. At that time, a market value estimate of $4,130,000 and a liquidation value of $3,540,000. The market value considered a 12 to 18 month marketing period, while liquidation value considered only a six month marketing period. However, since that appraisal was conducted, a number of factors support a decline in the market value:

   1) A 25.0 percent decline in the value of the peso has occurred since the previous date of appraisal. This directly affects the value of real estate in Mexico.

   2) The world capital markets contracted substantially in October and November 1998. Although the capital markets are recovering, the contraction has still limited the number of potential purchasers (particularly REITs), increased the cost of loans (even though the prime interest rate has decreased) and made secondary markets, like Matamoros, less desirable for real estate financing. Bob Burnand with Cushman & Wakefield's Financial Services Group indicated that real estate prices still remain 10 to 15 percent below those levels immediately prior to October 1998.

--------------------------------------------------------------------------------

                                                   Sales Comparison Approach
--------------------------------------------------------------------------------

       3) Since the initial appraisal, the subject building has been marketed for sale. A number of investors and potential users have looked into purchasing the property. Most of the investment purchasers expressed preliminary interest below $3,000,000. However, only one potential user has made an offer for both subject buildings, allocating $3,500,000 for the real estate. They have indicated that they will partially utilitize the warehouse facility and eventually redevelop or sell it in the near term.

     Based on the preceding analysis, an estimated value of $17.00 per square foot is considered reasonable for the subject building improvements. Therefore, the subject's total value via the sales price per square foot of building area methodology is:

     196,442 Square Feet x $17.00/Square Feet =   $3,339,174

     Rounded                                      $3,340,000

--------------------------------------------------------------------------------

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

   The subject manufacturing facility contains approximately 196,442 square feet. The quality of construction is considered to be fair to average for this facility considering its age and architectural style. The subject was designed for single-tenant occupancy, specific to the current tenant's needs. Although the market has historically consisted of owner occupied buildings, speculative facilities only available for lease and build-to-suit facilities that are preleased, rather than sold to the user are now prevalent in the market. Therefore, using the Income Approach can provide a reasonable estimate of market value for the subject. Below, we have discussed the process used to estimate market value.

   Properties such as the subject have been leased on a triple net basis, with the tenant paying all operating expenses. If available, the subject would lease on a triple net basis and reflect a market rental rate toward the extreme lower range as compared to other leased and available industrial projects in the Matamoros industrial market. We have elected to look at lease rates with triple net terms. In an effort to estimate market rent for the subject, a search was conducted of only industrial facilities that were leased or available for lease in Reynosa and Matamoros that could provide a general indication of market rent.

   Our search uncovered five lease comparables that have occurred since the beginning of 1995 and May 1998. We concentrated on leased facilities within similar investment characteristics for comparison. This information is shown in the Industrial Rent Comparable Summary below.

                      INDUSTRIAL RENT COMPARABLE SUMMARY

===================================================================================================
                   Tenant/                         Building      Term       Lease      Annual Lease
 Comp              Location                        Size (SF)    (Years)      Date       Rate (NNN)
---------------------------------------------------------------------------------------------------
  1     Cleo Building                               83,000         7         June         $5.85
        Parque Industrial Park, Reynosa                                      1998
---------------------------------------------------------------------------------------------------
  2     Data Comp                                  100,000         7         1997         $6.24
        Parque Industrial Park, Reynosa
---------------------------------------------------------------------------------------------------
  3     MagnaTech                                  136,690        10          May         $5.52
        Parque Industrial Park, Reynosa                                      1998
---------------------------------------------------------------------------------------------------
  4     AYUSA                                       46,960         7         1995         $5.28
        Avenue Poniente, Matamoros
---------------------------------------------------------------------------------------------------
  5     Confidential                                50,000         5       February       $5.40
        Finsa Industrial Park, Reynosa                                       1998
---------------------------------------------------------------------------------------------------
 Subj.  General Lauro Villar KM4, Number 700H,     196,442        ---         ---          ---
        Matamoros, Mexico
===================================================================================================



--------------------------------------------------------------------------------

                                                                 Income Approach
--------------------------------------------------------------------------------

   Trying to compare the rent comparables on a point-by-point basis to the individual subject improvements is difficult, since some are build-to-suit arrangements were the tenant provided some of the capital associated with construction. However, to the best of our knowledge, the lease rates reflect the leasing activity of improved industrial properties. Because of the recent peso devaluation and the consolidation in the REIT market (Security Capital has a large presence in this market and was constructing speculative buildings before pulling out of the market), downward pressures have recently occurred on rents. Thus, these comparable's rates need to be adjusted downward 10 to 30 percent to reflect current market conditions.

   The comparables are all smaller in size than the subject. Additionally, these properties have physical amenities that are superior to the subject. Age, clear height and percent office build-out also vary, but the market data does not present a clear rental rate variation for these differences. Regardless, the subject would command a market rental rate below these comparables given its physical characteristics. This would be in addition to the warranted market rental rate adjustment.

   Rent Comparables 1, 2, 3 and 5 are situated in Reynosa, within the Parque and Finsa industrial parks. All have interior subdivision access, availability of utilities and municipal services. They produced a range in rental rates from $5.40 to $6.40 per square foot. Rent Comparable 5 is one of three leases that was negotiated within the Finsa Industrial Park in the last year at rates of $5.40 to $5.52 per square foot. Rent Comparable 4 is situated in Matamoros and reflected the older lease of a 46,960 square foot facility for $5.28 per square foot. It was given most consideration, but still requires a large downward adjustment in the estimation of the subject's market value.

   Older leased buildings were difficult to confirm since most have the original tenant still occupying the facility since its construction. Discussions with Finsa, the largest industrial developer and manager in the community, indicated rents for new buildings range from $4.50 to $5.60 per square foot, while older buildings are achieving rental rates of $3.00 to $4.50 per square foot, per year. The general consensus is that the subject would warrant a market rent from $3.75 to $4.25 per square foot. We have concluded that the subject's reasonable market rent is $3.80 per square foot, due to its physical characteristics.

Vacancy
   Vacancy rates in the Matamoros industrial market were discussed in the Market Analysis section. Vacancy rates have increased slightly in the city and subject's submarket in the last two years, currently standing at around four percent. However, with the recent consolidation in the REIT industry and the number of speculative buildings that were being constructed that may not meet their desired yield expectations, we anticipate an increase in the market vacancy in the near term. Therefore, we have projected stabilized vacancy to be
8.0 percent.

Expenses
   We have estimated market rent on a triple net basis. Therefore, the landlord is responsible for a limited amount of expenses. These expenses are listed and discussed below.


--------------------------------------------------------------------------------

                                                             Income Approach
--------------------------------------------------------------------------------

     Management - Professional management fees were obtained from Cushman & Wakefield/GCI and Finsa. Reportedly, management fees range between 0.5 percent and 2.0 percent of effective gross income for multitenant industrial facilities and a flat fee of $75,000 to $150,000 for the management of industrial parks with 20 to 40 facilities. We assume professional management will be required in the operation of this property on a limited basis. Therefore, we estimate management expense at 1.0 percent.

     Reserves for Replacement - This item is for replacement of major building components, such as air conditioners, roofing, plumbing, etc. This expense item usually ranges between $0.02 and $0.08 per square foot of building area. We have allocated an above average expense of $0.10 per square foot of total building area per year, or $19,644 annually, due to the subject's older age of construction.

     Miscellaneous - This expense category includes legal and accounting services, real estate taxes and insurance costs during periods of vacancy, telephone and other expense items not included in other classifications. This expense item is estimated to be 2.0 percent of effective gross income.

   Following is an Income and Expense Summary using the above discussed income and expense items.

                          INCOME AND EXPENSE SUMMARY

   Potential Gross Income
      196,442 S.F. @ $3.80/S.F./Year                         $746,480
      Less Vacancy (8%)                                       -59,718
                                                             --------
   Effective Gross Income                                    $686,761
   Less Operating Expenses:
      Management (1%)                      $  6,868
      Reserves ($0.10/S.F.)                  19,644
      Miscellaneous (2%)                     13,735
                                           --------
   Total Operating Expenses                                   -40,246
                                                             --------
   Net Operating Income                                      $646,515

Direct Capitalization

   Direct capitalization is used whereby we have assumed all the improvements are leased at a market rental rate, with the appropriate deductions for vacancy and owners expenses under net lease terms. Because some of the sales used in our analysis were owner/user properties, capitalization rates were not always available. However, those sales were capitalization rates could be obtained are summarized:

--------------------------------------------------------------------------------

                                                                 Income Approach
--------------------------------------------------------------------------------

                    Summary of Overall Capitalization Rates

                   ======================================
                     Sale       Capitalization Rate
                   ======================================
                     I-4               15.7%
                   --------------------------------------
                     I-5               14.3%
                   --------------------------------------
                     I-10              11.6%
                   --------------------------------------
                     I-12              14.5%
                   ======================================

   Sale I-4 reflects the purchase of a vacant building that was subsequently leased. At 15.7 percent, this reflects the appropriate overall rate for a newer, functional, vacant building in the Frontier communities oriented toward maquiladora occupancy. Sale I-5 produced an overall rate of 14.3 percent, based on the asking lease rate at the time of purchase. The potential tenant actually decided to purchase the facility and conducted some remodeling at their cost. The seller would have had to provide this additional cost if the buyer would have leased the facility, which would have pushed the rental rate upward. Thus, a 14.3 percent overall rate reflects the low end of the range. The buyer and seller of Sale I-10 indicated that the purchase price was above market levels. This was due to some internal motivations, which could not be confirmed, and pushed the overall rate downward. An overall rate of 11.6 percent is unrealistically low to use in capitalizing net income into value within the Mexico industrial market. Sale I-12 was the purchase of six buildings occupied by five tenants. This purchase has considerably more income stability than the subject.

   Another way of deriving overall rates is through the analysis of build-to-suit facilities, where the facility upon completion is subsequently leased to the tenant. Examples of industrial facilities currently under construction and available for lease are summarized:

                             BUILD-TO-SUIT ANALYSIS
         Construction Costs, Income Analysis and Resulting Overall Rate

====================================================================================================================
                                                  Building Size       Project         Approximate Net       Overall
 Comp                   Project                      (SF)               Cost               Income*           Rate
--------------------------------------------------------------------------------------------------------------------
  1        Morelea, Juarez                            60,000         $2,400,000           $313,140           13.0%
--------------------------------------------------------------------------------------------------------------------
  2        Salvacar Industrial Park, Juarez           63,504         $2,032,128           $340,400           16.8%
--------------------------------------------------------------------------------------------------------------------
  3        Juan Gabriel, Juarez                       84,000         $2,772,000           $470,000           17.0%
--------------------------------------------------------------------------------------------------------------------
  4        Magnatec, Reynosa                         136,690         $5,640,000           $710,420           12.6%
====================================================================================================================

   *Net income is based on asking or contract rent, market vacancy and expenses.

   Developers are obtaining overall rates of 12.6 percent to 17.0 percent on their build-to-suit projects. However, many own the industrial park and enhance their yields considerably due to a lower cost basis in the land. The average rate for the four comparables noted is 14.9 percent, versus 14.0 percent for the four sales previously noted. It can be concluded that developers are making an additional yield around 1.0 percent. It can be concluded that capitalization rates for industrial product ranges from 11.6 percent to 17.0 percent for institutional-grade properties. Given the subject's large size, its location in a smaller maquiladora market, and its non-institutional grade physical characteristics, we have selected an overall rate of 18.0 percent as applied below.

--------------------------------------------------------------------------------

                                                                 Income Approach
--------------------------------------------------------------------------------

                             Direct Capitalization

        ==============================================================
        Net Operating Income                                 $646,515
        --------------------------------------------------------------
        Divided by Overall Capitalization Rate                  18.0%
        --------------------------------------------------------------
        Indicated Value                                    $3,591,750
        --------------------------------------------------------------
        Rounded to:                                        $3,590,000
        ==============================================================

   Thus, the value indication, via Income Approach, of the subject manufacturing building is estimated to be $3,590,000 on a cash equivalent basis.

--------------------------------------------------------------------------------

                                       RECONCILIATION AND FINAL VALUE CONCLUSION
--------------------------------------------------------------------------------

   Value indications for the subject property by the approaches to value are indicated as follows:

                                 Manufacturing     Warehouse
                                 -------------     ---------
   Cost Approach                   $4,080,000      $350,000
   Sales Comparison Approach       $3,340,000           N/A
   Income Approach                 $3,590,000           N/A

   In the reconciliation, each approach to value is reviewed in order to determine the reliability of the data in each and to weigh that approach best represents the actions of typical users and investors in the market.

   The Cost Approach is generally a very reliable estimate of value in a stable economy and when the subject is new construction with little or no depreciation to be estimated. However, the subject manufacturing facility has suffered from some physical deterioration due to its physical and effective age. Regardless, the availability of cost information was reliable and land comparables provided a reliable land value estimate. Because a particular purchaser of the subject would rely less on this approach, we have given it least consideration.

   The value attributable to the warehouse facility was determined to be limited to the land. The older, dilapidated condition of the warehouse warrants no value consideration to the building improvements. This was confirmed by brokers with Insignia and Cushman & Wakefield, and developers, including Finsa. Thus, the value concluded for this facility was estimated under a Sales Comparison Approach to estimate land value.

   The Sales Comparison Approach is based on the principle of substitution, which implies that a prudent person will not pay more to buy a property than it would cost to buy a comparable substitute property. The subject manufacturing facility, as improved, was compared with other industrial building sales. The lack of uniformity in the market made it somewhat difficult to objectively adjust the comparables. However, there was adequate sales transactions to rely on, and their square foot prices bracketed an appropriate value indication for the subject. Based on the availability and reliability of the data, coupled with the fact that the subject would likely be purchased by an owner user, the sales comparison approach was given most emphasis in the estimation of market value.

   Given its age and investment characteristics, the subject is less suited to an analysis by direct capitalization. However, a substantial amount of market data was available that could be relied upon. If the subject were bought and sold in the investment market, this approach is very reliable. However, given its single tenant orientation, coupled with its older age, the subject is less desirable to the investment market. Thus, we have given it minimal consideration.


--------------------------------------------------------------------------------

                                       Reconciliation And Final Value Conclusion
--------------------------------------------------------------------------------

As a result of our analysis, we have formed an opinion that the market value of the fee simple estate in the manufacturing facility, subject to the assumptions, limiting conditions, certifications and definitions, as of January 25, 1999, is:

               THREE MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS
                                  $3,450,000

   Further, as a result of our analysis, we have formed an opinion that the market value of the fee simple estate in the land on which the warehouse building is situated, subject to the assumptions, limiting conditions, certifications and definitions, as of January 25, 1999, is:

                     FIVE HUNDRED TWENTY THOUSAND DOLLARS
                                   $520,000

   Since the land on which the warehouse is situated and the manufacturing building can be sold in conjunction and/or separately, there is no need for discounting or deductions when considering the market value combined. Thus, the market value of the fee simple estate in both properties, as of January 25, 1999, is:

              THREE MILLION NINE HUNDRED SEVENTY THOUSAND DOLLARS
                                   $3,970,000

Marketing Time
   Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal, whereas exposure time, as defined below, is presumed to precede the effective date of the appraisal. The estimate of marketing time uses some of the same data analyzed in the process of estimating the reasonable exposure time and is not intended to be a prediction of a date of sale.

   We have concluded that a marketing period of less than 12 months would be required in order to sell the subject property. This reflects the marketing time exhibited by the sale which have been included. The value conclusion expressed in this report is based on the current market conditions.

Exposure Time
   Under paragraph 3 of the Definition of Market Value, the value estimate presumes that "...a reasonable time is allowed for exposure in the open market." Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal. We have estimated the appropriate exposure time for the subject property to be approximately 12 months.


--------------------------------------------------------------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

   Appraisal means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

   Property means the subject of the Appraisal.

   C&W means Cushman & Wakefield, Inc., or its subsidiary that issued the Appraisal.

   Appraiser(s) means the employees of C&W who prepared and signed the Appraisal.

   The Appraisal has been made subject to the following assumptions and limiting conditions:

(1) No responsibility is assumed for the legal description or for any matters that are legal in nature. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

(2) The information contained in the Appraisal or upon which the Appraisal is based, has been gathered from sources the Appraiser assumes to be reliable and accurate. The owner of the Property may have provided some of such information. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and other factual matters. The Appraisal and the opinion of value stated therein is as of the date stated in the Appraisal. Changes since that date in external and market factors can significantly affect property value.

(3) The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Possession of the appraisal, or a copy thereof, does not carry with it the right of publication. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Appraisal, C&W does not permit use of the Appraisal by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. If written permission is given by C&W to use the Appraisal, the Appraisal must be used in its entirety and only with proper written qualification as approved by C&W. No part of the appraisal or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

(4) The Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

(5) The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to


--------------------------------------------------------------------------------

                                             Assumptions And Limiting Conditions
--------------------------------------------------------------------------------
     discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

(6) The Appraiser or other person identified in the Appraisal bases the physical condition of the improvements considered by the Appraisal on visual inspection. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

(7) The projected potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others or the bona fides of actual leases. C&W suggests that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

(8) The projections of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, and supply and demand.

(9) Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value stated in the Appraisal. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances and C&W urges that an expert in this field be employed to determine the economic impact of these matters on the opinion of value stated in the Appraisal.

(10) If the Appraisal is submitted to a lender or investor with the prior approval of C&W, such party should consider the Appraisal as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

(11) Unless otherwise stated in the appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value stated in the appraisal. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

--------------------------------------------------------------------------------

                                                      CERTIFICATION OF APPRAISAL
--------------------------------------------------------------------------------

   We certify that, to the best of our knowledge and belief:

(1) Michael L. Miller, MAI, Director has inspected the manufacturing facility and prepared the report. Adrian Slater, Associate Director, has inspected both the manufacturing and the warehouse facilities and assisted in preparation of the report.

(2)  The statements of fact contained in this report are true and correct.

(3) The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

(4) We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

(5) Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

(6) No one provided significant professional assistance to the persons signing this report.

(7) Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

(8) The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

(9) As of the date of this report, Michael L. Miller, MA, has completed requirements of the continuing education program of the Appraisal Institute.

(10) We have sufficient knowledge and expertise to appraise the subject property.



Michael L. Miller, MAI                           Adrian Slater
Director                                         Associate Director
Valuation Advisory Services                      Cushman & Wakefield/GCI


--------------------------------------------------------------------------------

                                                                         ADDENDA
--------------------------------------------------------------------------------









                              Subject Photographs
                               Legal Description
                                  Location Map
                          Qualifications of Appraiser














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

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                                  BLANK PAGE



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                                     -76-

--------------------------------------------------------------------------------

              ELECTRO PARTES DE MATAMOROS, S.A. DE C.V. (ZENITH)
                     General Lauro Villar KM4, Number 700H


                             COMPARABLE LAND SALES

===================================================================================================================================
         Street Location,
Land     Industrial Location              Sale                  Price Per      Land      Land
Sale     Buyer, City, State               Date    Sale Price   Square Foot    Acres   Square Feet              Comments
===================================================================================================================================
  1     Ciudad Industrial Park            1997    $260,000        $1.19        5.00     217,800     Bought to construct maquiladora
        N/A, Matamoros, Tamaulipas                                                                  facility within the CIMA park.
------------------------------------------------------------------------------------------------------------------------------------
  2     Avenue Unions, Finsa              1996    $ 87,120        $2.00        1.00      43,560     Bought to construct a switching
        AT&T, Matamoros, Tamaulipas                                                                 station. Within Phase III of
                                                                                                    the park.
------------------------------------------------------------------------------------------------------------------------------------
  3     Avenue Uniones, Finsa             1996    $326,700        $1.50        5.00     217,800     Bought to construct 93,000 SF
        ATAPCO, Matamoros, Tamaulipas                                                               maquiladora employing 800.
------------------------------------------------------------------------------------------------------------------------------------
  4     SEC Avenue Uniones and            1995    $427,000        $1.40        7.00     304,920     Purchased for speculation.
        Prolongacion Uniones,
        Parque del Norte N/A,
        Matamoros, Tamaulipas
------------------------------------------------------------------------------------------------------------------------------------
  5     Avenue Uniones, Finsa             1995    $490,000        $1.25        9.00     392,040     Bought to construct 102,000 SF
        Marmon, Matamoros, Tamaulipas                                                               maquiladora employing 200.
------------------------------------------------------------------------------------------------------------------------------------
Subj.   General Lauro Villar KM4,          N/A          --           --        8.51     370,543     Two parcels of land assembled
        Number 700H,                                                                                to form one building site.
        Zenith, Matamoros,
        Tamaulipas, Mexico
===================================================================================================================================


--------------------------------------------------------------------------------

              ELECTRO PARTES DE MATAMOROS, S.A. DE C.V. (ZENITH)
                     General Lauro Villar KM4, Number 700H


                           COMPARABLE BUILDING SALES

=====================================================================================================================
                                                  Sale          Bldg. Size                      Price     Percent
  No.            Location/Tenant                  Date          (Sq. Ft.)       Sale Price     Sq. Ft.    Finish
---------------------------------------------------------------------------------------------------------------------
  1  Av. Miguel de Cervante No. 140               March          229,327       $ 4,000,000     $17.44        15%
     Chihuahua, Mexico  Vacant                    1996
---------------------------------------------------------------------------------------------------------------------
  2  Parque de Complejo de Industrial             April          107,000       $ 9,300,000     $86.92        28%
     Chihuahua, Mexico  John Deere                1997                         $ 5,845,868*    $54.63*
---------------------------------------------------------------------------------------------------------------------
  3  Los Americas (Neilson Building)            Late-1997         92,000       $ 1,750,000     $19.02        10%
     Parque Industrial Los Americas
     Chihuahua, Mexico   D&B to Am. Industries
---------------------------------------------------------------------------------------------------------------------
  4  NEC Av. Ohio and Av. Del Obreno              July            35,596       $ 1,650,000     $46.35        10%
     Parque Industrial del Norte                  1995                         $ 1,150,000*    $32.31*       80% AC
     Matamoros, Mexico   Daniel Industries

---------------------------------------------------------------------------------------------------------------------
  5  Av. Poniente                                January          46,960       $ 1,597,000     $34.75        100% AC
     Ciudad Industrial,                           1995
     Matamoros, Mexico   United Technologies
---------------------------------------------------------------------------------------------------------------------
  6  Boulevard Gomez Morin                      Available         25,390       $   650,000     $25.60        10%
     Juarez, Mexico          Vacant
---------------------------------------------------------------------------------------------------------------------
  7  Avenue de las Torres                        February         52,000       $ 2,300,000     $44.23        10%
     Salvarcar Corridor                            1998
     Juarez, Mexico  National Processing
     Company
---------------------------------------------------------------------------------------------------------------------
  8  Bermudas Industrial Park                      June          100,000       $ 3,100,000     $31.00        10%
     Juarez, Mexico          Build-to-Suit         1998
---------------------------------------------------------------------------------------------------------------------
  9  Southeast Submarket                         February         52,645       $ 2,450,000     $46.54        20%
     Juarez, Mexico    Johnson Controls            1998
---------------------------------------------------------------------------------------------------------------------
  10 Parque Industrial Park                        Mid-           83,000       $ 4,200,000     $50.60        15%
     Reynosa, Mexico       Data Comp               1996
---------------------------------------------------------------------------------------------------------------------
  11 Finsa Industrial Park                         June           50,000       $ 1,700,000     $34.00        10%
     Reynosa, Mexico        AMMEX                  1998
---------------------------------------------------------------------------------------------------------------------
  12 6 Industrial Buildings                      November        485,126       $17,840,000     $36.77        15%
     Juarez, Mexico      A.O.      Smith,          1998
     Mannesmann, American Yazaky, Johnson
     Matthey, Thomson
---------------------------------------------------------------------------------------------------------------------
Subj.  General Lauro Villar KM4, Number 700H,      N/A           196,442               ---        ---        Appr.
       Matamoros, Mexico       Zenith                                                                        15%
=====================================================================================================================



=====================================================================================================================
                                                       Effect.
  No.            Location/Tenant                       Age           Occupancy                    Comments
---------------------------------------------------------------------------------------------------------------------
  1  Av. Miguel de Cervante No. 140                   11 yrs.          Vacant        Distressed sale of vacant
     Chihuahua, Mexico  Vacant                                                       building
---------------------------------------------------------------------------------------------------------------------
  2  Parque de Complejo de Industrial                 New              Owner-        77 acre site purchased for
     Chihuahua, Mexico  John Deere                                    occupant       $3.7M, Build-to-suit for
                                                                                     owner/tenant
----------------------------------------------------------------------------------------------------------------------
  3  Los Americas (Neilson Building)                  10 yrs.          Owner-        Asking price was $2,100,000,
     Parque Industrial Los Americas                                   occupant       12 month marketing period,
     Chihuahua, Mexico   D&B to Am. Industries                                       250,000 SF site, sprinklered,
                                                                                     cafeteria
----------------------------------------------------------------------------------------------------------------------
  4  NEC Av. Ohio and Av. Del Obreno                  7 yrs.           Investor      9.14 acres of excess land,
     Parque Industrial del Norte                                                     masonry bldg., good condition
     Matamoros, Mexico   Daniel Industries
----------------------------------------------------------------------------------------------------------------------
  5  Av. Poniente                                     3 yrs.            Owner-       Buyer offered $0.44/SF/Mo.
     Ciudad Industrial,                                                occupant      Lease prior to purchase
     Matamoros, Mexico   United Technologies                                         masonry/metal constr.
----------------------------------------------------------------------------------------------------------------------
  6  Boulevard Gomez Morin                            17 yrs.           Vacant       Brick and concrete building
     Juarez, Mexico          Vacant                                                  with 10' clear. Functional
                                                                                     deficiencies noted.
----------------------------------------------------------------------------------------------------------------------
  7  Avenue de las Torres                             New               Owner-       Evap. Warehouse, Restra
     Salvarcar Corridor                                                occupant      walls, tin roof, 2 docks, Build-
     Juarez, Mexico  National Processing                                             to-suit for owner/tenant
     Company
----------------------------------------------------------------------------------------------------------------------
  8  Bermudas Industrial Park                         Under             Owner-       Build-to-suit for owner/tenant;
     Juarez, Mexico          Build-to-Suit            Constr.          occupant      not completed at inspection
----------------------------------------------------------------------------------------------------------------------
  9  Southeast Submarket                              7 yrs.            Owner-       Tilt and masonry, B-U roof,
     Juarez, Mexico    Johnson Controls                                occupant      manufacturing bldg.
----------------------------------------------------------------------------------------------------------------------
  10 Parque Industrial Park                           8 yrs.             100%        2-tenant bldg., 26,900 SF
     Reynosa, Mexico       Data Comp                                     68%**       recently vacated; $0.52 avg.
                                                                                     lease rate; 11.6% OAR
----------------------------------------------------------------------------------------------------------------------
  11 Finsa Industrial Park                            New               Owner-       Build-to-suit for owner/tenant;
     Reynosa, Mexico        AMMEX                                      occupant      not completed at inspection
----------------------------------------------------------------------------------------------------------------------
  12 6 Industrial Buildings                           5-10              Owner-       Sale-leaseback of a 6 building
     Juarez, Mexico      A.O.      Smith,             yrs.             occupants     portfolio to a single buyer
     Mannesmann, American Yazaky, Johnson
     Matthey, Thomson
----------------------------------------------------------------------------------------------------------------------
Subj.  General Lauro Villar KM4, Number 700H,         20 yrs.           Owner-       Build-to-suit for owner/tenant,
       Matamoros, Mexico       Zenith                                   occupant     some functional deficiencies.
======================================================================================================================

  * Adjusted to reflect exclusion of excess land         **Current occupancy

                           [BAR CHART APPEARS HERE]


                                     -79-